UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREFERRED APARTMENT COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

Preliminary Proxy Statement Subject to Completion

March •, 2013

Dear Fellow Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2013 Annual Meeting of Stockholders (the "Annual Meeting") of Preferred Apartment Communities, Inc. The Annual Meeting will be held at 9:00 a.m. Eastern time on May 9, 2013 at our offices located at 3625 Cumberland Blvd., Suite 400, Atlanta, Georgia 30339. Details of the business to be presented at the Annual Meeting can be found in the accompanying Notice of 2013 Annual Meeting of Stockholders and Proxy Statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while setting a great precedent for our Company by keeping the costs down and reducing the environmental impact of our Annual Meeting. On approximately March 28, 2013, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail. Stockholders who previously made a request to receive a paper copy of the proxy materials will be mailed the Proxy Statement, an annual report and proxy card.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Proxy Statement and on the proxy card.

On behalf of the Board of Directors, we thank you for your ongoing support and investment in our Company.

Sincerely,

John A. Williams
Chairman and Chief Executive Officer

3625 Cumberland Blvd., Suite 400
Atlanta, Georgia 30339

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………...……	9:00 a.m. (Eastern time) on May 9, 2013
PLACE……………………………..	3625 Cumberland Blvd., Suite 400 Atlanta, Georgia 30339
ITEMS OF BUSINESS…………………….……
1) To elect seven directors to serve until the annual meeting of stockholders in 2014.
2) To approve the conversion of the Company's Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and the issuance of the Company's common stock ("Common Stock") upon such conversion.
3) To approve the Second Amendment to the 2011 Stock Incentive Plan.
4) To ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2013.
5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE………………….	In order to vote, you must have been a stockholder at the close of business on March 15, 2013.
ADMISSION TO THE MEETING……………………..….
Only stockholders of the Company and its invited guests may attend the meeting. Proof of ownership of our Common Stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the meeting. For further information on admission, please refer to the question entitled "What do I need to do to attend the meeting in person?" on page 2 of the Proxy Statement which follows this notice.

PROXY VOTING…………..……
We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of the following ways:

1) VISIT THE WEBSITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.); or
3) If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

Any proxy may be revoked by you at any time prior to its exercise at the meeting.

By Order of the Board of Directors, Jeffrey R. Sprain General Counsel and Secretary March •, 2013

TABLE OF CONTENTS

PROXY STATEMENT	1
ABOUT THE PROXY STATEMENT	1
COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	6
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	8
Nominees for Election	8
Biographical Information Regarding Executive Officers Who Are Not Directors	10
Director Compensation	10
CORPORATE GOVERNANCE	12
Board of Directors and Committees	12
Code of Business Conduct and Ethics	13
Committee Charters and Corporate Governance Guidelines	13
Compensation Committee Interlocks and Insider Participation	13
Board Leadership and Risk Oversight	14
Meetings of the Board of Directors	14
Communications with Our Board of Directors	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	15
Management Agreement	15
OP Agreement	15
Manager Line of Credit	16
Acquisition Fees to Our Manager	16
Multifamily Community Acquisitions	17
Conflicts of Interest	17
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
COMPENSATION COMMITTEE REPORT	23
SUMMARY COMPENSATION TABLE	24
GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN 2012	25
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	25
OPTION EXERCISES AND STOCK VESTING	25
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	26
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	26
AUDIT COMMITTEE REPORT	27
PROPOSAL NO. 2 – PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK PURSUANT TO THE CONVERSION OF SERIES B MANDATORILY CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK	28
PROPOSAL NO. 3 – PROPOSAL TO APPROVE THE SECOND AMENDMENT TO THE 2011 STOCK INCENTIVE PLAN	34
PROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
OTHER BUSINESS	40
ANNEX A – Articles Supplementary for Series B Preferred Stock	A-1
ANNEX B – Second Amendment to 2011 Stock Incentive Plan	B-1

i

3625 Cumberland Blvd., Suite 400
Atlanta, Georgia 30339

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Preferred Apartment Communities, Inc. ("we", "our", "us" or the "Company") is furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at our 2013 Annual Meeting of Stockholders (the "Annual Meeting"). We will hold the Annual Meeting at our principal executive offices, located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, on Thursday, May 9, 2013 at 9:00 a.m. Eastern time, and any postponements or adjournments thereof. We are sending this Proxy Statement and the enclosed proxy card to our stockholders commencing on or about March 28, 2013.

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of seven directors nominated by our Board of Directors (the "Board") and listed in this Proxy Statement to serve until the annual meeting of stockholders in 2014;

•
Approval of the conversion of the Company's Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock (the "Series B Preferred Stock") and the issuance of our common stock ("Common Stock") upon such conversion;

•	Approval of the Second Amendment to the 2011 Stock Incentive Plan;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2012 Annual Report to Stockholders over the Internet at http://www.edocumentview.com/APTS. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Will our Manager be present at the Annual Meeting?

Officers of Preferred Apartment Advisors, LLC, which we refer to as our Manager, will be present at the Annual Meeting. Some or all of these officers may be officers of the Company.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 15, 2013, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other stockholder of record.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

How many shares are outstanding and entitled to vote at the Annual Meeting?

At the close of business on March 15, 2013, the record date for the Annual Meeting, 5,323,605 shares of Common Stock were outstanding, including 33,046 shares of unvested restricted Common Stock that are entitled to vote at the Annual Meeting.

What constitutes a quorum?

Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to be cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, "abstentions" and broker non-votes count for purposes of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a "routine" matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are "non-routine" matters under New York Stock Exchange ("NYSE") rules to which we are subject, except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013 (Proposal 4).

What is the difference between a "stockholder of record" and a "street name" holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

If you are a "street name" holder, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your bank, broker or other stockholder of record.

Brokerage firms have authority under NYSE rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for "non-routine matters" unless they have received voting instructions. As explained above, all items on this year’s ballot are "non-routine" matters under NYSE rules except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013 (Proposal 4). Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the Annual Meeting.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•
over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	by telephone using the number noted on the proxy card you received (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid, preaddressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

Please carefully follow the directions in the Notice of Internet Availability of Proxy Materials or proxy card you received. Proxies submitted over the Internet or by telephone must be received by 1:00 a.m., Eastern Time, on May 9, 2013. Proxies submitted by mail must be received by the Company prior to the commencement of the Annual Meeting.

If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Georgeson Inc., our proxy solicitor, at (888) 613-3524.

Can I vote my shares in person at the meeting?

If you are a "stockholder of record," you may vote your shares in person at the meeting. If you hold your shares in "street name," you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned our Common Stock as of the close of business on March 15, 2013 are entitled to attend the meeting.

•
If your shares are registered in your name and you owned our Common Stock as of the close of business on March 15, 2013, you only need to provide some form of government issued photo identification for admission.

•
If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our Common Stock on March 15, 2013.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that you have multiple accounts with our transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials or proxy card you received. Please vote all the shares you own.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•
By sending a written notice of revocation to our Secretary at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339 so it is received prior to the Annual Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Annual Meeting and voting your shares in person.

How may I vote for each proposal?
Proposal 1 – You may vote for each individual nominee or withhold from each individual nominee.
Proposal 2 – You may vote for, against or abstain from voting on the conversion of the Series B Preferred Stock and the issuance of our Common Stock upon such conversion.
Proposal 3 – You may vote for, against or abstain from voting on the approval of the Second Amendment to the 2011 Stock Incentive Plan.
Proposal 4 – You may vote for, against or abstain from voting to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2013.

What are the Board's recommendations on how I should vote my shares?
Proposal 1 – For all the nominees for election as director.
Proposal 2 – For the conversion of the Series B Preferred Stock and the issuance of our Common Stock upon such conversion.
Proposal 3 – For the Second Amendment to the 2011 Stock Incentive Plan.
Proposal 4 – For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2013.

What vote is required to approve each item?

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors

Each director will be elected by a plurality of the votes cast. This means that the seven nominees receiving the greatest number of "FOR" votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the Annual Meeting.
Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Approval of the conversion of the Series B Preferred Stock and the issuance of our Common Stock upon such conversion	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
3	Approval of the Second Amendment to the 2011 Stock Incentive Plan	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
4	Ratification of appointment of independent auditors	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

None of the proposals, if approved, entitles stockholders to appraisal rights under Maryland law or our charter.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted as follows:
Proposal 1 – For all the nominees for election as director.
Proposal 2 – For the conversion of the Series B Preferred Stock and the issuance of our Common Stock upon such conversion.
Proposal 3 – For the Second Amendment to the 2011 Stock Incentive Plan.
Proposal 4 – For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2013.

What happens if additional matters are presented at the Annual Meeting?

We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339. Please contact our Secretary to make arrangements.

Who will count the votes?

A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate votes.

Who pays the cost of this proxy solicitation?

We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $8,000 plus per call fees for any individual solicitation and reasonable out-of-pocket expenses. If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Georgeson Inc. at (888) 613-3524. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will pay the cost of preparing, assembling and mailing the proxy materials and the cost of soliciting proxies. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2014 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on October [•], 2013 and ending at 5:00 p.m., Eastern time, on November [•], 2013. All proposals must contain the information specified in, and otherwise comply with, our bylaws and federal securities laws. Proposals should be sent via registered, certified or express mail to: 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, Attention: Jeffrey R. Sprain, General Counsel and Secretary.

Other Information

Our Annual Report to Stockholders for the year ended December 31, 2012, which includes our Annual Report on Form 10‑K for the year ended December 31, 2012 (the "2012 Form 10-K Annual Report"), is available at www.edocumentview.com/APTS, and if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement. However, the Annual Report forms no part of the material for the solicitation of proxies.

The Annual Report to Stockholders may also be accessed through our website at www.pacapts.com by clicking on the "Investors" link, followed by the "Annual Reports" link. In addition, our 2012 Form 10-K Annual Report is available on our website and from the SEC's website at www.sec.gov. At the written request of any stockholder who owns our Common Stock as of the close of business on the record date, we will provide, without charge, paper copies of our 2012 Form 10-K Annual Report, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our 2012 Form 10-K Annual Report by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Preferred Apartment Communities, Inc.
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
Attention: Secretary

COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of our Common Stock as of February 28, 2013 for:

•	our directors;

•
our principal executive officer, principal financial officer and the three other most highly compensated executive officers, if any, calculated in accordance with SEC rules and regulations (collectively the "Named Executive Officers");

•	our directors and Named Executive Officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of our Common Stock the person actually owns beneficially or of record, all shares of our Common Stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of Common Stock that may be issued upon conversion of Class A Units representing Class A limited partnership interests ("Class A Units") in Preferred Apartment Communities Operating Partnership, L.P., or our operating partnership, of which the Company is the general partner). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

	Common Stock Outstanding

Beneficial Owner	Shares Owned		Percentage

Wells Fargo & Company(1)	417,501		7.69%
Caisse de dépôt et placement du Québec(2)	290,909		5.36%
NELL Partners, Inc.	36,666	(3)(4)	*
John A. Williams	156,171	(3)(4)(5)(6)(7)	2.88%
Leonard A. Silverstein	105,058	(3)(4)(8)	1.93%
William F. Leseman	33,947	(9)	*
Michael J. Cronin	35,447	(10)	*
Daniel M. DuPree	13,962	(11)	*
Timothy A. Peterson	17,975	(12)	*
Steve Bartkowski	17,026	(13)	*
Gary B. Coursey	14,222	(14)	*
Howard A. McLure	34,793	(15)	*

All directors and executive officers as a group (9 persons)	391,935		7.22%
______________________

*	Less than 1%

(1)
As of December 31, 2012. Based solely upon information provided in a Schedule 13G filed with the SEC on February 13, 2013. Wells Fargo & Company beneficially owns 417,501 shares, 7,501 shares of which it has sole voting power and sole dispositive power with respect thereto and 410, 000 shares of which it has shared voting power and shared dispositive power with respect thereto. The business address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(2)
As of April 9, 2012. Based solely upon information provided in a Schedule 13G filed with the SEC on May 11, 2012. Caisse de dépôt et placement du Québec ("CDPQ") is the ultimate beneficial owner of such shares and has shared voting and shared dispositive power over such shares with Cadim Holdings U.S. Inc. and Cadim Inc. The business address of CDPQ is 1000, Place Jean-Paul Riopelle, Montréal, Québec, H2Z 2B3, Canada.

(3)	NELL Partners, Inc. owns 36,666 shares of our Common Stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares.

(4)
Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc., each disclaims any economic interest in such shares. 70% of such shares are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, a trust created by Mr. Williams’ spouse for the benefit of their children. 30% of such shares are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.

(5)	31,258 of these shares are owned by Mr. Williams’ spouse. Mr. Williams disclaims any beneficial ownership of such shares.

(6)
381 of these shares are held in a trust for the benefit of the reporting person's children. The reporting person's spouse is trustee of the trust. Mr. Williams disclaims any beneficial ownership of such shares.

(7)	41,149 of these shares represent Class A Units, each of which may be exchanged for one share of Common Stock, or cash, as selected by the Company.

(8)	32,919 of these shares represent Class A Units, each of which may be exchanged for one share of Common Stock, or cash, as selected by the Company.

(9)	16,460 of these shares represent Class A Units, each of which may be exchanged for one share of Common Stock, or cash, as selected by the Company.

(10)	16,460 of these shares represent Class A Units, each of which may be exchanged for one share of Common Stock, or cash, as selected by the Company.

(11)	6,355 of these shares are unvested shares of restricted Common Stock that will vest on May 9, 2013.

(12)	7,626 of these shares are unvested shares of restricted Common Stock that will vest on May 9, 2013.

(13)	6,355 of these shares are unvested shares of restricted Common Stock that will vest on May 9, 2013.

(14)	6,355 of these shares are unvested shares of restricted Common Stock that will vest on May 9, 2013.

(15)	6,355 of these shares are unvested shares of restricted Common Stock that will vest on May 9, 2013.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire Board but may not be fewer than two nor more than ten. We currently have seven directors, including five independent directors. The term of each of Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, Howard A. McLure, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams expires at the Annual Meeting and when his respective successor is duly elected and qualified.

Upon the recommendation of our independent Nominating and Corporate Governance Committee, the Board has nominated incumbent directors Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, Howard A. McLure, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams to stand for re-election at the Annual Meeting and to hold office until our annual meeting of stockholders in 2014 and when his successor is elected and qualified.

We expect that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

Nominees for Election

We have provided below certain information about each nominee for election as a director.

Name	Age	Position(s)
John A. Williams	70	Chief Executive Officer and Chairman of the Board
Leonard A. Silverstein	54	President, Chief Operating Officer and Director
Daniel M. DuPree	66	Lead Independent Director and Vice Chairman of the Board
Steve Bartkowski	60	Independent Director
Gary B. Coursey	73	Independent Director
Howard A. McLure	56	Independent Director
Timothy A. Peterson	47	Independent Director

John A. Williams has served as the Chief Executive Officer and Chairman of the Company since our formation in 2009 and is our sponsor. Mr. Williams served as the President of the Company from our formation in 2009 until August, 2012. Mr. Williams was born and educated in Atlanta. Following graduation from the city’s public school system, he entered the Georgia Institute of Technology where he earned a BS in Industrial Management. Mr. Williams has directed and coordinated the development, construction, and management of real estate developments since 1966. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing (over 100,000 apartments), with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. (NYSE: PPS) ("Post Properties") in 1970. He took Post Properties public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had approximately 30,000 apartment units and had averaged funds from operation, growth of 7% per year commencing with the Post Properties initial public offering. Mr. Williams is currently Chief Executive Officer of Williams Realty Advisors, LLC ("WRA"), and has held this position since February 2005. He also holds interests in various other entities involving the acquisition, development, building, holding, leasing, managing, operating and exchanging of real properties and enterprises that collectively have over 800 employees and have been involved in over $3 billion in development.

We believe that Mr. Williams’ previous experience as the founder of Post Properties and his current role as the Chief Executive Officer of WRA make him well qualified to serve as a member of our Board.

Leonard A. Silverstein has served as President and Chief Operating Officer of the Company since August, 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of the Company since our formation in 2009. Mr. Silverstein also has served as General Counsel (since February 2005) and President (since December 1, 2011) of WRA and Chief Operating Officer of Corporate Holdings, LLC since October 2004. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate.

We believe that Mr. Silverstein’s previous experience as a partner in each of McKenna, Long & Aldridge LLP and Powell, Goldstein, Frazer & Murphy LLP, his current roles as General Counsel and President of WRA and Chief Operating Officer of Corporate Holdings, LLC and his legal education make him well qualified to serve as a member of our Board.

Steve Bartkowski was elected to our Board as a director, effective as of March 31, 2011. Mr. Bartkowski was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL’s rookie of the year in 1975, the NFL’s highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first play-off game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987. Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 to 1996. He was also the host of a top rated outdoor television series, Suzuki’s Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993. Since 1997, Mr. Bartkowski has worked in business development for DPR Construction, Inc., a global commercial contractor and construction management company. He is a well-known motivational speaker on personal success and excellence, giving speeches throughout the United States.

We believe that Mr. Bartkowski’s experience in business development for DPR Construction, Inc. and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board.

Gary B. Coursey was elected to our Board as a director on December 3, 2010. Mr. Coursey has over 47 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc., a LEED certified firm, in 1971 and has built an innovative architectural practice focused on a high level of creativity and design. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. Mr. Coursey has experience throughout the United States, as well as internationally. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey’s experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board.

Daniel M. DuPree has served as Vice Chairman of the Company since August, 2012. Mr. DuPree was elected to our Board as a director effective as of March 31, 2011. In addition, Mr. DuPree has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors. Mr. DuPree has over 30 years of real estate experience in shopping center management, leasing and development. From March 2009 to March 2012, he has served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

We believe that Mr. DuPree’s previous experience as President and Chief Operating Officer of Cousins Properties and as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board.

Howard A. McLure was elected to our Board as a director, effective as of March 31, 2011. Since September 2012, Mr. McLure has served as Executive Chairman of the Board of Change Healthcare Corporation, a provider of healthcare cost transparency services to self-insured employers who sponsor high deductible health care benefit plans. From May 2011 until September 2012, Mr. McLure served as Chairman and Chief Executive Officer of Change Healthcare Corporation. From March 2007 until November 2009, he served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. — Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelors of Business Administration in Accounting from the University of Georgia in 1979.

We believe that Mr. McLure’s previous experience as Chief Executive Officer of Change Healthcare Corporation, Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. and his current role as the Executive Chairman of Change Healthcare Corporation make him well qualified to serve as a member of our Board.

Timothy A. Peterson was elected to our Board as a director, effective as of March 31, 2011. Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation, a real estate development company that builds multifamily homes, where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting. Mr. Peterson was Chief Financial Officer for Keystone Property Trust (NYSE: KTR) from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, including as Executive Vice President. Working very closely with the president of Post Properties, Mr. Peterson was responsible for the day-to-day coordination with the accountants, attorneys and investment bankers involved in completing the initial public offering of Post Properties in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $3 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures. Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987.

We believe that Mr. Peterson’s previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, combined with his financial reporting, accounting and initial public offering experience, makes him well qualified to serve as a member of our Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES NAMED ABOVE.

Biographical Information Regarding Executive Officers Who Are Not Directors

Michael J. Cronin has served as Executive Vice President of the Company since August, 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the Company since our formation in 2009. Mr. Cronin, who is now employed by our Manager effective January 1, 2013, has served in various capacities since first joining WRA in December 2005, most recently as Chief Financial Officer since October 2008. Prior to joining WRA, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 25 years of accounting, reporting and finance experience in the real estate field. He is a Certified Public Accountant and holds a BBA and Master's degree in Accounting from the University of Georgia.

William F. Leseman has served as Executive Vice President — Property Management of the Company since formation. Mr. Leseman has over 26 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units. From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, and was responsible for the management of more than 16,000 apartment units. He was previously a senior manager for a large regional property management company responsible for the firm’s owned and third-party portfolios. Mr. Leseman received a B.S. in Business Management from Stephen F. Austin State University in 1982. Mr. Leseman is a member of the Institute of Real Estate Management where he holds the Certified Property Management designation.

Director Compensation

Our compensation committee (the "Compensation Committee") designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and fairly compensating them for their time and efforts. Because of our qualification and operation as a real estate investment trust, or REIT, for U.S. federal income tax purposes and the unique attributes of a REIT, service as an independent director on our Board requires broad expertise in the fields of real estate and real estate investing.

We currently compensate each of our independent directors with an annual fee of $50,000. If an independent director also serves as our Vice Chairman of the Board, we currently compensate such independent director with an annual fee of an additional $50,000. We also pay an additional $10,000 annual retainer to the chair of our audit committee (the "Audit Committee"). In addition, we pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our Common Stock pursuant to our stock incentive plan in lieu of paying an independent director his annual fees and/or meeting fees in cash.

All annual fees paid to our independent directors have been paid in shares of restricted Common Stock. However, we have paid the additional fee to our Vice Chairman of the Board in Class B Units representing Class B limited partnership interests in our operating partnership ("Class B Units"). We currently expect that any fees owed to our independent directors will be paid in shares of our Common Stock through the end of 2013, other than any additional fee paid to our Vice Chairman of the Board, which we intend to pay in 2013 in Class B Units. In determining the number of shares granted for the annual fees paid to our independent directors for 2012-2013, our Compensation Committee used the volume weighted average price per share of our Common Stock for the five trading day period ended on the date immediately prior to the date of our 2012 annual meeting to determine the number of shares to grant. In determining the number of shares granted for committee meeting attendance in 2012, our Compensation Committee used the volume weighted average price per share of our Common Stock for the five trading day period ended on the date immediately prior to the meeting to determine the number of shares to grant. Our Audit Committee waived fees for four of the Audit Committee's seven meetings held during 2012. Currently, our Compensation Committee intends to use the same method for calculating the number of shares to grant for meeting fees in 2013. After 2013, any such fees may be paid in cash or stock. If we elect to pay our independent directors in cash, subject to the consent of the Compensation Committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our Common Stock or a combination of shares of our Common Stock and cash. The vesting schedule for fees paid to our independent directors in shares of our Common Stock will be determined by the Compensation Committee in connection with such award. None of the members of the Board will be entitled to any fees for serving on the Board except as set forth above or unless the Board unanimously determines otherwise.

Compensation of our directors as of December 31, 2012 was as follows:

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)		OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Steve Bartkowski	0.00	57,740		0.00	0.00	0.00	57,740
Gary B. Coursey	0.00	59,789		0.00	0.00	0.00	59,789
Daniel M. DuPree	0.00	98,736	(3)	0.00	0.00	0.00	98,736
Howard A. McLure	0.00	59,789		0.00	0.00	0.00	59,789
Timothy A. Peterson	0.00	65,751		0.00	0.00	0.00	65,751

(1)
Mr. Williams, our Chairman and Chief Executive Officer, and Mr. Silverstein, our President and Chief Operating Officer, are not included in this table as each of them is a Named Executive Officer of the Company and neither receives compensation for service as a director. All compensation paid to Messrs. Williams and Silverstein for the services they provide to the Company is reflected in the Summary Compensation Table.

(2)
The amounts included in this column represent the aggregate grant date fair value of each award, computed in accordance with Financial Accounting Standard Board - Accounting Standards Codification Topic 718, or ASC 718. On February 2, 2012, we issued 2,988 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $6.12 based on the closing price of our Common Stock on the date of grant. On May 10, 2012, we issued 6,355 restricted shares of Common Stock to each of our independent directors in lieu of paying cash as compensation for annual service on our Board and we issued 1,271 restricted shares of Common Stock to Mr. Peterson in lieu of paying cash as compensation for serving as the chairman of our Audit Committee; the grant date fair value of each restricted share of Common Stock was $7.83 based on the closing price of our Common Stock on the date of grant. On August 2, 2012, we issued 780 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $7.88 based on the closing price of our Common Stock on the date of grant. On November 1, 2012, we issued 2,187 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $8.06 based on the closing price of our Common Stock on the date of grant.

(3)
On August 15, 2012, the Company granted 6,128 Class B Units to Mr. DuPree as Vice Chairman of the Board. The amount includes the total grant date fair value of the Class B Unit award to Mr. DuPree determined in accordance with ASC 718. We engaged a third party valuation consultant to develop the grant date fair values of these Class B Units using a Monte-Carlo simulation. The simulation was run using assumptions regarding dividend yield, expected volatility, risk-free interest rate and service period. Since we have a limited amount of operating history in the public equity market, the expected volatility assumption was derived from the observed historical volatility of the common stock prices of a select group of peer companies within the REIT industry that most closely approximate our size, capitalization, leverage, line of business and geographic focus markets.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our Board. In addition, there are established investment guidelines for our Manager to follow in its day-to-day management of our business. Our Board may amend or revise the investment guidelines without a vote of our stockholders. A majority of our Board members are "independent," as determined by the requirements of the NYSE MKT and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet as needed in executive session without the presence of our corporate officers or non-independent directors.

Audit Committee. Our Audit Committee consists of three of our independent directors: Messrs. Timothy A. Peterson, Howard A. McLure, and Gary B. Coursey. Mr. Peterson serves as chairman of the Audit Committee and as the "audit committee financial expert," as defined in applicable SEC rules. Our Board has adopted a charter for the Audit Committee that sets forth its specific functions, powers, duties and responsibilities. The Audit Committee, by approval of at least a majority of the members, will: select the independent registered public accounting firm to audit our annual financial statements; review with the independent registered public accounting firm the plans and results of the audit engagement; approve the audit and non-audit services provided by the independent registered public accounting firm; review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and review the adequacy of our internal accounting controls. The Audit Committee will have additional powers, duties and responsibilities as may be delegated to it by the Board. During 2012, the Audit Committee held seven meetings.

Compensation Committee. Our Compensation Committee consists of three of our independent directors: Messrs. Howard A. McLure, who serves as chairman, Daniel M. DuPree and Steve Bartkowski. During 2012, the Compensation Committee met two times. Actions were also taken during the year by written consent. Our Board has adopted a charter for the Compensation Committee that sets forth its specific functions, powers, duties and responsibilities. Among other things, the Compensation Committee charter calls upon the Compensation Committee to:

•
review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the Board), determine and approve the remuneration of our chief executive officer based on such evaluation;

•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;

•	oversee our stock incentive plan;

•	assist the Board and the chairman in overseeing the development of executive succession plans; and

•	determine from time to time the remuneration for our independent directors.

See Compensation Discussion and Analysis for a description of the processes and procedures of the Compensation Committee and for additional information regarding the Compensation Committee’s role and management’s role in determining compensation for executive officers and directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee (the "Nominating and Corporate Governance Committee") is comprised of three of our independent directors: Messrs. Daniel M. DuPree, who serves as chairman, Gary B. Coursey and Steve Bartkowski. The Nominating and Corporate Governance Committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the Board. Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our Board. Among other things, the committee charter calls upon the Nominating and Corporate Governance Committee to: develop criteria for selecting new directors and identify individuals qualified to become Board members and members of the various committees of the Board; select, or recommend that the Board select, the director nominees for each annual meeting of stockholders and the committee nominees; and develop and recommend to the Board a set of corporate governance principles applicable to the Company. We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders. Stockholders who wish to recommend nominees for consideration by the committee may submit their nominations in writing to our Secretary at the address provided in this Proxy Statement. The committee may consider these stockholder recommendations when it evaluates and recommends nominees to the Board for submission to the stockholders at each annual meeting. During 2012, the Nominating and Corporate Governance Committee met two times.

Conflicts Committee. Our conflicts committee (the "Conflicts Committee") is comprised of three of our independent directors: Messrs. Timothy A. Peterson, who serves as chairman, Howard A. McLure, and Gary B. Coursey. The conflicts committee was formed to review, among other things, (i) transactions we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates that are subject to an inherent conflict of interest, and (ii) the allocation of investment opportunities among affiliated entities.

Our Board has adopted a charter for the Conflicts Committee that sets forth its specific functions, powers, duties and responsibilities. For a description of certain of our conflict resolution procedures, see "Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures" included elsewhere in this Proxy Statement. The Conflicts Committee did not hold separate meetings in 2012. Each meeting of the Conflicts Committee was part of a regularly scheduled Audit Committee meeting or part of a full meeting of the Board of Directors.

Independent Directors. Our Board has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and the applicable SEC rules, and (ii) rules of the NYSE MKT. To be considered independent under the NYSE MKT rules, the Board must determine that a director does not have a material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including our sponsor, our Manager and their affiliates). Under the NYSE MKT rules, a director will not be independent if, within the last three years:

•	the director was employed by us or our sponsor, our Manager or any of our affiliates;

•	an immediate family member of the director was employed by us or our sponsor as an executive officer;

•
the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or our sponsor, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director was affiliated with or employed by a present or former internal or external auditor of us or our sponsor;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or our sponsor;

•
an executive officer serves on our Compensation Committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or

•
the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or our Manager for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of such other company’s consolidated gross revenues.

Code of Business Conduct and Ethics

Our Board has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and

•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our Board. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website. The information on our website is not a part of this Proxy Statement.

Committee Charters and Corporate Governance Guidelines

The charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee, our Corporate Governance Guidelines and our code of business conduct and ethics may be accessed on our website at www.pacapts.com by selecting the "Investors" link, followed by either the "Committee Charters" link or the "Code of Conduct" link, and are available in print upon request from our Secretary. The information on our website is not a part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership and Risk Oversight

Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interest of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Williams serving as Chairman and CEO.

Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company's size, the Company's recent formation, the nature of the Company's business, and other relevant factors. Considering these factors, the Company has determined not to have a separate Chief Executive Officer and Chairman of the Board. Given the size of our Board, the Board believes that the presence of five independent directors out of the seven directors, with only independent directors sitting on the Board's committees and an independent director serving as the Vice Chairman of the Board, provides sufficient independent oversight of the Chairman and Chief Executive Officer. In addition, the Board believes that combining the Chairman and CEO positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Williams' extensive experience, knowledge and connections in the multifamily industry, and allows Mr. Williams to use his experience, knowledge and connections to lead Board discussions regarding the Company’s business and strategy, and provides unified leadership for the Company as it develops and grows.

The Board has a lead independent director. Our lead director is an independent director who is elected by the independent members of the Board. Daniel M. DuPree, a director since our initial public offering, currently serves as our lead director. The role of Mr. DuPree, as lead director, includes the following duties:

• call meetings of the independent directors, as needed;
• develop the agendas for meetings of the independent directors;
• preside at executive sessions of the independent directors;
• confer regularly with the CEO;
• serve as a liaison between the CEO and the independent directors;
• in consultation with the CEO, review and approve Board meeting schedules and agendas; and
• meet with stockholders as appropriate.

The Board oversees risk through: (i) its review and discussion of regular periodic reports to the Board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (ii) the required approval by the Conflicts Committee of all conflict of interest transactions, including, among others, acquisitions and dispositions of properties from affiliates and the engagement of our Manager; (iii) review and discussion of drafts of the Company's periodic reports to the SEC; (iv) the oversight of our business by the Compensation, Audit and Nominating and Corporate Governance Committees; and (v) regular periodic reports from our independent public accounting firm and other outside consultants, if necessary, regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for U.S. federal income tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors

During 2012, the Board held seven meetings. Actions were also taken during the year by written consent. Each of our directors attended all the meetings of the Board held during 2012 and attended all meetings of the committees of the Board on which he served during 2012. All our directors attended our annual meeting of stockholders in 2012. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our lead director or any other individual director by writing to us at Preferred Apartment Communities, Inc., Attention: Secretary, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

We have entered into a third amended and restated management agreement (the "Management Agreement"), with our Manager to manage our day-to-day operations. Pursuant to the Management Agreement, our Manager provides us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our Board. Our Manager has an investment committee that oversees our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies. We do not, nor do we expect to, have any employees.

The initial term of the Management Agreement expires on April 5, 2016 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and fees that may be payable to our Manager annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (i) unsatisfactory performance that is materially detrimental to us, or (ii) our determination that the fees payable to our Manager are not in accordance with market rates, subject to our Manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors.

The Management Agreement provides for the Manager to be paid fees in connection with services provided to us. These fees include asset management, acquisition, disposition, general and administrative, property management and leasing, and construction, development and landscaping fees. The asset management fee is equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs), payable monthly in arrears. The acquisition fee is 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. The property management and leasing fee is 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our Manager to provide such services and is payable monthly in arrears, based on the actual gross revenues for the prior month. The general and administrative fee is 2% of our monthly gross revenues, and is payable monthly in arrears based on the actual gross revenues of the Company for the prior month. The disposition fee payable upon the sale of one or more of our properties or other assets is an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of a disposition fee may be made only if the Manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. Any construction fee, development fee and landscaping fee we pay our Manager, if any, will be at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements. Also, we may reimburse our Manager for certain costs and expenses it incurs in connection with the services it provides to us. However, the total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our Manager will be capped at 1.5% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).

OP Agreement

Special Limited Partnership Interest. In addition, our Manager has a special limited partnership interest in our operating partnership. The special limited partnership interest entitles our Manager to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our Manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full.
Class B Units. Our operating partnership has granted and in the future may continue to grant Class B Units, representing Class B limited partnership interests in our operating partnership, as equity incentive awards to our directors, officers and employees (if we ever have employees), employees of our Manager and its affiliates, employees of entities that provide services to us, directors of our Manager or of entities that provide services to us, certain of our consultants and certain consultants to our Manager and its affiliates or to entities of such consultants that provide services to us. The Class B Units may be subject to forfeiture or other restrictions upon terms included with any such grant.

In general, the Class B Units are intended to be treated as "profits interests" in our operating partnership for U.S. federal income tax purposes. In general, the Class B Units will receive allocations of net income and net loss consistent with their distribution priorities, however, periodically and upon the occurrence of certain specified events, our operating partnership will revalue its market capitalization and any increase in market capitalization will be allocated first to such Class B Units until the capital account attributable to each such Class B Units is effectively equal to our capital account attributable to each of the Class A Units we hold in our operating partnership.
At the time the capital account attributable to each such Class B Unit is effectively equal to our capital account attributable to each of the Class A Units we hold, such Class B Unit shall automatically convert into a Class A Unit and such holder shall be entitled to all rights and preferences and subject to all obligations of any other holder of Class A Units. If the Class B Units are subject to forfeiture, upon a forfeiture of Class B Units, there is a risk that we will recognize taxable income up to the amount of the capital account of such holder of such Class B Units allocable to such Class B Unit. The Class B Units may be entitled to distributions, even though the Class B Units are subject to forfeiture.
After owning a Class A Unit for one year, Class A Unit holders generally may, subject to certain restrictions, exchange Class A Units for the cash value of a corresponding number of shares of our Common Stock or, at our option, a corresponding number of shares of our Common Stock. However, subject to certain limitations, in the case of a proposed combination, each Class A Unit holder has the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. In addition, when Class A Units are issued upon the conversion of a Class B Unit, the period of time the Class B Unit was owned will be considered for the one year ownership requirement of a Class A Unit.
See "Executive Compensation" beginning on page 20 of this Proxy Statement.

Manager Line of Credit

On August 21, 2012, we extended a revolving line of credit to our Manager in an aggregate amount of up to $1.0 million, in order to provide liquidity to our Manager in support of its ongoing business operations. The credit line bears interest at 8.0% per annum, with interest payable monthly and matures on July 31, 2013. At December 31, 2012, the amount drawn by our Manager was $936,827, and for the year ended December 31, 2012, interest revenue was $11,641. On January 3, 2013, we amended the revolving line of credit to our Manager to increase the aggregate amount available from $1.0 million to $1.5 million.

Acquisition Fees to Our Manager

On May 7, 2012, we made a mezzanine loan in the amount of $6,103,027 to Oxford Summit Apartments II LLC, or Summit II, a Georgia limited liability company, to partially finance the construction of a 140-unit multifamily community located adjacent to our existing Summit Crossing multifamily community in suburban Atlanta, Georgia. In connection with the closing of the Summit II mezzanine loan, we received a loan fee of 2% of the loan amount, or $122,061 and paid an acquisition fee of $61,030 to our Manager out of these funds.

On October 29, 2012, we amended for the second time the real estate acquisition bridge loan we made on June 29, 2012 to Iris Crosstown Apartments LLC, or Crosstown Walk, a Florida limited liability company, for Crosstown Walk to acquire a parcel of land located in suburban Tampa, Florida, upon which a multifamily community is to be constructed. The amendment increased the aggregate amount of the loan to $4,685,000. In connection with the closing of the bridge loan and the subsequent amendment, we received a total loan fee of 2% of the amount drawn on the loan, or $93,772 and paid a cumulative acquisition fee of $46,886 to our Manager out of these funds. Additional loan fees will be recorded on subsequent drawn amounts up to the full aggregate amount of the loan. Through February 28, 2013, we have received aggregate loan fees of $94,418, and paid acquisition fees of $47,209 to our Manager out of these funds.

On August 31, 2012, we made a mezzanine loan of up to $12,153,000 to Oxford City Vista Development LLC, or City Vista, a Georgia limited liability company, to partially finance the construction of a 272-unit multifamily community located in Pittsburgh, Pennsylvania. In connection with the closing of the City Vista mezzanine loan and subsequently in connection with future drawn amounts on the loan through December 31, 2012, the Company received a total loan fee of 2% of the amount drawn on the loan, or $145,247 and paid a cumulative acquisition fee of $72,624 to our Manager out of these funds. Additional loan fees will be recorded on subsequent drawn amounts up to the full aggregate amount of the loan. Through February 28, 2013, we have received aggregate loan fees of $155,247, and paid aggregate acquisition fees of $77,623 to our Manager out of these funds.

On September 6, 2012, we made a mezzanine loan of up to $10,000,000 to Oxford City Park Development LLC, or City Park, a Georgia limited liability company, to partially finance the construction of a 284-unit multifamily community located in Charlotte, North Carolina. In connection with the closing of the City Park mezzanine loan and subsequently in connection with future drawn amounts on the loan through December 31, 2012, the Company received a total loan fee of 2% of the amount drawn on the loan, or $120,614 and paid a cumulative acquisition fee of $60,307 to our Manager out of these funds. Additional loan fees will be recorded on subsequent drawn amounts up to the full aggregate amount of the loan. Through February 28, 2013, we have received aggregate loan fees of $145,860, and paid aggregate acquisition fees of $72,930 to our Manager out of these funds.

On September 28, 2012, we made a land acquisition bridge loan in the amount of $5,360,042 to Madison Retail – Rome LLC, or Madison-Rome, a Delaware limited liability company, to partially finance the construction of a 88,000 square foot retail complex located in Rome, Georgia. In connection with the closing of the Madison-Rome loan, we received a loan fee of 2% of the aggregate loan amount, or $107,201 and paid an acquisition fee of $53,600 to our Manager out of these funds.

Multifamily Community Acquisitions

On January 23, 2013, pursuant to the terms of a stock transfer agreement among our operating partnership, Williams Multifamily Acquisition Fund, LP, a Delaware limited partnership ("WMAF") and Williams Multifamily Acquisition GP, LLC, a Delaware limited liability company ("WMAF GP"), we completed the acquisition of 100% of the common stock of Ashford Park REIT, Inc., the indirect fee simple owner of a 408 unit multifamily community located in Atlanta, Georgia ("Ashford Park") for a total acquisition cost of approximately $39.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $39.4 million acquisition cost includes existing first mortgage debt of approximately $38.8 million, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our Manager received an acquisition fee of approximately $0.4 million.

On January 23, 2013, pursuant to the terms of a stock transfer agreement among our operating partnership, WMAF, and WMAF GP, we completed the acquisition of 100% of the common stock of Lake Cameron REIT, Inc., the indirect fee simple owner of a 328 unit multifamily community located in suburban Raleigh, North Carolina ("Lake Cameron") for a total acquisition cost of approximately $30.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $30.4 million acquisition cost includes existing first mortgage debt of approximately $17.5 million, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our Manager received an acquisition fee equal to approximately $0.3 million.

On January 23, 2013, pursuant to the terms of a stock transfer agreement among our operating partnership, WMAF, and WMAF GP, we completed the acquisition of 100% of the common stock of McNeil Ranch REIT, Inc., the indirect fee simple owner of a 192 unit multifamily community located in Austin, Texas ("McNeil Ranch", and collectively with Ashford Park and Lake Cameron, the "Acquired Communities") for a total acquisition cost of approximately $21.0 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $21.0 million acquisition cost includes existing first mortgage debt of approximately $13.4 million, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our Manager received an acquisition fee equal to approximately $0.2 million.

John A. Williams, our Chief Executive Officer and Chairman, indirectly owns an approximate 1.56% interest in WMAF, Leonard A. Silverstein, our President and Chief Operating Officer and a member of the Board of Directors, indirectly owns an approximate 0.16% interest in WMAF and William F. Leseman, our Executive Vice President – Property Management, indirectly owns an approximate 0.05% interest in WMAF. In connection with the acquisition of the Acquired Communities, from these indirect interests in WMAF, Mr. Williams, Mr. Silverstein and Mr. Leseman received approximately $331,175, $33,268 and $10,429, respectively.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with our Manager, and its affiliates, including conflicts related to the arrangements pursuant to which our Manager and its affiliates will be compensated by us. Our agreements and compensation arrangements with our Manager and its affiliates were not determined by arm’s-length negotiations. We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our Conflicts Committee comprised of independent directors.

Our Manager and its affiliates will try to balance our interests with their duties to other John A. Williams-sponsored programs. However, to the extent that our Manager or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all our directors have a duty to act in a manner reasonably believed to be in our best interest.

Certain Conflict Resolution Procedures

Every transaction that we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates will be subject to an inherent conflict of interest. Our Board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and John A. Williams, WOF, WRF, our Manager or any of their respective affiliates. In order to reduce or eliminate certain potential conflicts of interest, our Conflicts Committee will review (i) all transactions we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates, and (ii) the allocation of investment opportunities among affiliated entities. The policies and procedures of the Conflicts Committee are evidenced in the charter of the Conflicts Committee.

In addition, our code of business conduct and ethics requires all of our personnel to be vigilant in avoiding a conflict of interest as it relates to our interests and the interests of our officers and directors or the interests of the employees, officers and directors of our Manager when such individuals are acting for or on our behalf. The code prohibits us from, among other things, entering into a transaction or a business relationship with such a related person or in which such a related person has a substantial financial interest, unless such transaction and relationship are disclosed to and approved in advance by our Conflicts Committee.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with the entire Board. We do not have a formal written policy for approval or ratification of such transactions, as all such transactions are evaluated on a case-by-case basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the SEC reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, each of our five independent directors filed one Form 4 report six days late, in all cases related to the grant of Common Stock for attendance at committee meetings in November 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our Named Executive Officers for our fiscal year ending December 31, 2012, or fiscal 2012. Our Named Executive Officers for fiscal 2012 were John A. Williams, Chief Executive Officer and Chairman, Michael J. Cronin, who on August 15, 2012 was appointed Executive Vice President in addition to serving as Chief Accounting Officer and Treasurer, Leonard A. Silverstein, who on August 15, 2012 was appointed President and Chief Operating Officer and previously served as Vice Chairman, Executive Vice President, General Counsel and Secretary and William F. Leseman, Senior Vice President – Property Management.

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to the Management Agreement. All our Named Executive Officers are employees or equity owners of our Manager and/or affiliates of our Manager that provide services to us. We have not paid, and do not intend to pay in 2013, any cash compensation to our Named Executive Officers. We do not provide our Named Executive Officers with pension benefits, perquisites or other personal benefits. We have no arrangements to make cash payments to our Named Executive Officers upon their termination from service as our officers. While we do not pay our Named Executive Officers any cash compensation, the Compensation Committee may grant our Named Executive Officers equity-based awards intended to align their interests with the interests of our stockholders. In establishing award levels, the Compensation Committee currently does not plan to engage in any benchmarking of award levels/opportunities, believing that there is insufficient information regarding incentive awards in the case of externally-managed REITS.

Say-On-Pay Vote
At our 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers. An overwhelming majority of our stockholders (98.5%) that voted at the 2012 annual meeting of stockholders approved the compensation of our Named Executive Officers as described in our proxy statement for the 2012 annual meeting of stockholders. The Compensation Committee reviewed the results of this advisory "say-on-pay" vote and considered it in determining specific award amounts granted to our Named Executive Officers for 2013. The Compensation Committee will also carefully consider future stockholder votes on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.

Say-on-Pay-Frequency Vote

At our 2012 annual meeting of stockholders, our stockholders who voted recommended by a substantial majority (79.85%) that we hold an advisory stockholder vote on the compensation of our Named Executive Officers every three years. As a result of this vote, the Board anticipates holding the next advisory vote on the Named Executive Officers compensation at our 2015 annual stockholder meeting.

Cash and Other Compensation

We do not pay or accrue any salaries or bonuses to our Named Executive Officers.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to our 2011 Stock Incentive Plan, grant our Named Executive Officers equity-based awards, including options, restricted shares, restricted share units, unrestricted shares and other awards based on our shares. In addition, under the operating partnership agreement of our operating partnership Class B Units may be granted to our directors, officers (including our Named Executive Officers) and employees (if we ever have employees), employees of our Manager and its affiliates, employees of entities that provide services to us, our Manager and its affiliates, or to entities that provide services to us. To the extent that our Named Executive Officers are granted Class B Units in respect of their services to us, they will not receive duplicate compensation under our 2011 Stock Incentive Plan. These awards are designed to align the interests of our Named Executive Officers with those of our stockholders, by allowing our Named Executive Officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company. These awards provide a further benefit to us by enabling our Manager and its affiliates to attract, motivate and retain talented individuals. We currently do not have any equity ownership requirements or guidelines for our Named Executive Officers.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT. REIT regulations require us to pay at least 90% of our REIT taxable income to stockholders as dividends. As a result, we believe that our common stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and market capitalization. Accordingly, we want to provide an incentive to our Named Executive Officers that rewards success in achieving these goals. Since we generally do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our Named Executive Officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth. Additionally, we believe that equity-based awards are consistent with our stockholders' interest in market capitalization growth as these individuals will be incentivized to grow our market capitalization for stockholders over time. We believe that this alignment of interests provides an incentive to our Named Executive Officers to implement strategies that will enhance our overall performance and promote growth in dividends and growth in our market capitalization.

The Compensation Committee does not use a specific formula to calculate the number of equity awards and other rights awarded to our Named Executive Officers under our 2011 Stock Incentive Plan or our operating partnership agreement. The Compensation Committee does not explicitly set future award levels/opportunities on the basis of what the Named Executive Officers earned from prior awards. While the Compensation Committee will take past awards into account, if any, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the Compensation Committee will take into account factors such as our performance, the individual's position, his or her contribution to our performance, and general market practices of our peers and similarly sized companies, as well as the recommendations of our Manager.

Class B Unit Grants

2011 Grants. On December 30, 2011, the Compensation Committee approved the grant of 107,164 Class B Units (the "2011 Class B Units") to our Named Executive Officers in lieu of reimbursement for aggregate annual cash compensation of $650,000 for 2011.

The following table shows the recipients of the 2011 Class B Units:

Name	2011 Class B Units
John A. Williams	41,217
Michael J. Cronin	16,487
Leonard A. Silverstein	32,973
William F. Leseman	16,487

The 2011 Class B Units vested on December 30, 2012. All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2011 Class B Units earned are made by the Compensation Committee. On December 30, 2012, the Compensation Committee determined that all of the 2011 Class B Units were fully earned and were converted into Class A Units. All market capitalization calculations were based on the total number of shares of our Common Stock outstanding on the date of grant and use the volume weighted average of the closing per share prices of our Common Stock reported by NYSE MKT (or other national U.S. stock exchange) for the five (5) consecutive trading days ending on (and including) the valuation date. As of December 30, 2012, we achieved an increase of approximately $10.4 million in our market capitalization above the baseline value, which resulted in a determination by the Compensation Committee that all of the 2011 Class B Units were fully earned as of that date. All earned 2011 Class B Units automatically converted on a one-for-one basis into Class A Units of our operating partnership which are exchangeable for shares of our Common Stock on a one-for-one basis, or cash, as selected by us. Any shares of our Common Stock, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan. On December 31, 2012, all Class A Units issued upon the conversion of the 2011 Class B Units were converted, on a one-for-one basis, into shares of our Common Stock. The Compensation Committee believes the grant of the 2011 Class B Units aligned the interests of our Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

The 2011 Class B Units were designed to qualify as "profits interests" in our operating partnership for federal income tax purposes. As a general matter, the profits interests' characteristics of the 2011 Class B Units means that at the time of grant they will not be economically equivalent in value to a Class A Unit and the economic value could increase over time as earned.

2012 Grants. On January 3, 2012, the Compensation Committee approved the grant of 106,988 Class B Units (the "2012 Class B Units") to our Named Executive Officers in lieu of reimbursement for aggregate annual cash compensation of $650,000 for 2012.

The following table shows the recipients of the 2012 Class B Units:

Name	2012 Class B Units
John A. Williams	41,149
Michael J. Cronin	16,460
Leonard A. Silverstein	32,919
William F. Leseman	16,460

The 2012 Class B Units vested on January 3, 2013. All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2012 Class B Units earned will be made by the Compensation Committee. On January 3, 2013, the Compensation Committee determined that all of the 2012 Class B Units were fully earned and were converted into Class A Units. All market capitalization calculations were based on the total number of shares of our Common Stock outstanding on the date of grant and will use the volume weighted average of the closing per share prices of our Common Stock reported by NYSE MKT (or other national U.S. stock exchange) for the five (5) consecutive trading days ending on (and including) the valuation date. As of January 3, 2013, we achieved an increase of approximately $10.0 million in our market capitalization above the baseline value, which resulted in a determination by the Compensation Committee that all of the 2012 Class B Units were fully earned as of that date. All earned 2012 Class B Units automatically converted on a one-for-one basis into Class A Units of our operating partnership which are exchangeable for shares of our Common Stock on a one-for-one basis, or cash, as selected by us. Any shares of our Common Stock, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan. The Compensation Committee believes the grant of the 2011 Class B Units aligned the interests of our Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

The 2012 Class B Units were designed to qualify as "profits interests" in our operating partnership for federal income tax purposes. As a general matter, the profits interests' characteristics of the 2012 Class B Units means that at the time of grant they will not be economically equivalent in value to a Class A Unit and the economic value could increase over time as earned.

The 2012 Class B Units also provided provisions for accelerated vesting and determination of the number earned in the event of a change of control or termination of service prior to January 3, 2013. For more information see "Potential Payments upon Termination or Change of Control" below.

Accounting and Tax Considerations

ASC 718. We generally follow guidance under ASC 718. If we grant awards of our Common Stock, future stock-based compensation expense will be affected by our stock price, the number of stock-based awards our Compensation Committee grants, if any, in fiscal 2013 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions include, but are not limited to, dividend yields on our stock, risk-free interest rates, the expected term of the award and the volatility of our Common Stock price.

Policy with Respect to Compensation Deductibility. Our policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer and our President and Chief Operating Officer provide input and recommendations to the Compensation Committee for the compensation, if any, paid to each of our Named Executive Officers. The Committee considers these recommendations when determining salary, if any, awarding incentive compensation and setting incentive opportunities for the coming year. In addition, our Chief Accounting Officer analyzes the financial implications of various executive compensation plan designs.

Independent Compensation Consultant

The Compensation Committee has not engaged a compensation consultant and currently has no plans to engage a compensation consultant at any time prior to making compensation decisions for 2014. The Compensation Committee will determine if it will engage a compensation consultant in connection with 2014 compensation decisions when it begins the process for determining 2014 compensation for our Named Executive Officers.

Securities Trading Policy

We maintain a comprehensive securities trading policy which provides, among other things, that "covered persons" and "insiders" who are aware of material, non-public information regarding the Company may not disclose or trade on such information. In addition, "covered persons" and "insiders" are prohibited from transacting in derivative securities of the Company, short selling Company securities, buying or selling Company securities during any blackout period, or holding Company stock in a margin account or pledge Company stock as collateral for a loan. Individuals classified as "insiders" (which include the Named Executive Officers) and their family members generally may not buy or sell Company securities without prior approval of the Company's General Counsel, except under approved Rule 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our securities in a margin account or has used our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has furnished the following report. The information contained in this "Compensation Committee Report" is not to be deemed "soliciting material" or "filed" with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate it by reference into such filings.

Our Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Compensation Committee recommended to our Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The Compensation Committee

Howard A. McLure, Chairman
Daniel M. DuPree
Steve Bartkowski

SUMMARY COMPENSATION TABLE

We do not provide any of our Named Executive Officers with any cash compensation or bonus. Nor do we provide any Named Executive Officer with pension benefits or nonqualified deferred compensation plans. We have not entered into any employment agreements with any person, and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The table below summarizes the total compensation paid or awarded to each of our Named Executive Officers for the fiscal years indicated. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total
John A. Williams	2012	-	-	$184,553	-	$184,553
Chief Executive Officer and	2011	-	-	$184,446	-	$184,446
Chairman(2)	2010	-	-	-	-	-
Michael J. Cronin	2012	-	-	$73,823	-	$73,823
Executive Vice President, Chief	2011	-	-	$73,779	-	$73,779
Accounting Officer and Treasurer(3)	2010	-	-	-	-	-
Leonard A. Silverstein	2012	-	-	$147,642	-	$147,642
President and Chief Operating	2011	-	-	$147,554	-	$147,554
Officer(4)	2010	-	-	-	-	-
William F. Leseman	2012	-	-	$73,823	-	$73,823
Senior Vice President -	2011	-	-	$73,779	-	$73,779
Property Management	2010	-	-	-	-	-

*
The columns for "Option Awards," "Non-Equity Incentive Plan Compensation" and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" have been omitted because they are not applicable.

(1)
Represents the total grant date fair value of the Class B Units granted in 2011 and 2012 determined in accordance with ASC 718. We engaged a third party valuation consultant to develop the grant date fair values of the Class B Units using a Monte-Carlo simulation. The simulation was run using assumptions regarding dividend yield, expected volatility, risk-free interest rate and service period. Since we have a limited amount of operating history in the public equity market, the expected volatility assumption was derived from the observed historical volatility of the common stock prices of a select group of peer companies within the REIT industry that most closely approximate our size, capitalization, leverage, line of business and geographic focus markets.

(2)	Mr. Williams has served as the Chief Executive Officer and Chairman of the Company since our formation in 2009 and served as the President of the Company from our formation in 2009 until August, 2012.

(3)
Mr. Cronin has served as Executive Vice President of the Company since August, 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the Company since our formation in 2009.

(4)
Mr. Silverstein has served as President and Chief Operating Officer of the Company since August, 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of the Company since our formation in 2009.

GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN 2012

		Estimated Future Payouts Under 2011 Equity Incentive Plan Awards
Name	Grant Date	Threshold(1)	Target(2)	Maximum(2)
John A. Williams	January 3, 2012	N/A	41,149	41,149
Michael J. Cronin	January 3, 2012	N/A	16,460	16,460
Leonard A. Silverstein	January 3, 2012	N/A	32,919	32,919
William F. Leseman	January 3, 2012	N/A	16,460	16,460

(1)
Our 2012 Class B Unit awards do not have threshold (or minimum amount) numbers of Class B Units that are earned for a certain level of performance under the award agreements. As such, the threshold level shown in the table is "N/A" based on the fact that there is a potentially infinite time over which the Class B Units may be earned, subject to the Named Executive Officer's continued service.

(2)
Our target and maximum amounts are the same as the specified performance target of an aggregate $650,000 increase in our market capitalization after a one-year vesting period will result in all of the 2012 Class B Units being earned.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John A. Williams	0	N/A	41,149	320,551
Michael J. Cronin	0	N/A	16,460	128,223
Leonard A. Silverstein	0	N/A	32,919	256,439
William F. Leseman	0	N/A	16,460	128,223

(1)	Represents the number of 2012 Class B Units awarded as reported in the Grants of Plan-Based Awards That Occurred in 2012 table at the "Target" level.

(2)	The amounts are calculated by multiplying $7.79, the closing price of our Common Stock as reported by the NYSE MKT for December 31, 2012, by the applicable number of 2012 Class B Units.

OPTION EXERCISES AND STOCK VESTING

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John A. Williams	41,217	329,324
Michael J. Cronin	16,487	131,731
Leonard A. Silverstein	32,973	263,454
William F. Leseman	16,487	131,731

(1)	Represents the number of Class B Units granted on December 30, 2011 that vested on December 30, 2012 and that were converted to Common Stock on December 31, 2012.

(2)
The amounts are calculated by multiplying $7.99, the closing price of our Common Stock as reported by the NYSE MKT for December 28, 2012 (the last trading date prior to the vesting date), by the applicable number of Class B Units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Under the 2012 Class B Unit grants, in the event that we would have experienced a change of control prior to January 3, 2013, the 2012 Class B Units would have immediately and automatically vested at that time. In addition, a calculation to determine if, and to what extent, the 2012 Class B Units were earned would have been made using the fair value of our Common Stock on a per share basis, as determined by the Compensation Committee based on the total consideration paid or payable in the transaction resulting in the change of control, to calculate our market capitalization.

The 2012 Class B Unit grants also provided that in the event a participant’s service as an executive officer with us terminated due to death or disability prior to January 3, 2013, a pro rata portion of the participant's 2012 Class B Units would be forfeited based upon the number of days from the date of the death or disability to January 3, 2013, but the un-forfeited portion of the participant's 2012 Class B Units would fully vest as of the date of the participant’s death or disability.

Further, under the 2012 Class B Units, if a participant’s service as an executive officer with us would have ceased for any reason other than death, disability or change of control, any 2012 Class B Units that had not been earned would have been automatically forfeited, although the Compensation Committee could have, in its sole discretion, determined that all or any portion of any of the 2012 Class B Units awarded should become fully vested and not forfeited.

If on December 31, 2012 we had incurred a change of control or the Named Executive Officers’ service with us would have terminated due to death or disability, assuming that all 2012 Class B Units would have become vested and earned as of such date, and without regard to any proration, Messrs. Williams, Cronin, Silverstein and Leseman's 2012 Class B Units would have vested and been earned as of such date with values of $328,781, $131,515, $263,023 and $131,515, respectively. Such amounts are calculated by multiplying $7.99 (the closing price of our Common Stock as reported by the NYSE MKT for December 28, 2012, the last trading date prior December 31, 2012), by the applicable number of 2012 Class B Units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2012 regarding our compensation plans and our Common Stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	-	$ N/A	390,037
Equity compensation plans not approved by stockholders	150,000(2)	12.50	0
Total	150,000	$12.50	390,037

(1)
Includes our 2011 Stock Incentive Plan that authorized a maximum of 567,500 shares of our Common Stock for issue under the 2011 Stock Incentive Plan. Awards may be made in the form of issuances of Common Stock, restricted stock, stock appreciation rights, performance shares, incentive stock options, non-qualified stock options, or other forms. Eligibility for receipt of, amounts, and all terms governing awards pursuant to the 2011 Stock Incentive Plan, such as vesting periods and voting and dividend rights on unvested awards, are determined by our Compensation Committee.

(2)
Represents the warrant to purchase up to 150,000 shares of our Common Stock that was issued to International Assets Advisory, LLC as partial compensation for services rendered in connection with our initial public offering. The exercise price is $12.50 per share, which is 125% of the gross initial public offering price of $10.00 per share. The warrant became exercisable as of September 28, 2011 and expires on March 31, 2015.

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in this "Audit Committee Report" is not to be deemed "soliciting material" or "filed" with the Securities and Exchange Commission ("SEC"), nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors of Preferred Apartment Communities, Inc. (the "Board"). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2012 Annual Report on SEC Form 10-K with our management and with PricewaterhouseCoopers LLP.

•
    The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
    The Audit Committee received from PricewaterhouseCoopers LLP written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with PricewaterhouseCoopers LLP its independence from us and our management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Audit Committee

Timothy A. Peterson, Chairman
Howard A. McLure
Gary B. Coursey

PROPOSAL NO. 2 – APPROVE THE CONVERSION
OF THE COMPANY'S SERIES B MANDATORILY CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK AND THE ISSUANCE OF COMMON STOCK PURSUANT TO SUCH CONVERSION

Our Board of Directors recommends a vote FOR the proposal to approve the issuance of Common Stock pursuant to the conversion of the Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock

Background of the Proposal

During the life of the Company, which began in 2009, the financial markets and economic conditions have been materially and adversely affected by, among other things, significant declines in the values of real estate. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to residential construction and residential mortgages as property prices declined rapidly. The effect of the market and economic downturn also spread to commercial construction and other areas of the credit markets and to the availability of liquidity. The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about, among other things, the capital base and viability of certain financial institutions.

Even though times have been difficult in the financial markets, we were able to successfully complete our initial public offering in April 2011. Following our initial public offering, we focused on four primary objectives: deploying the net proceeds from our IPO as quickly as possible; paying dividends to our common stockholders from net cash provided by operating activities; implementing our plans to manage financial risk; and establishing our brand, "A Preferred Apartment Community," in the marketplace.

Since our IPO, we have consistently paid a quarterly dividend to our common stockholders, increasing our quarterly dividend from $0.125 per share to $0.145 per share, a 16% overall increase since our IPO and an annualized dividend growth rate of 10.6%. In addition, other than during the first few months following our IPO, our net cash provided by operating activities was more than sufficient to fund our dividend payments.

Another one of our goals since our IPO has been to increase the market capitalization of the Company and raise additional capital to grow the Company. We currently are seeking to raise up to $150 million of additional capital through our Series A Redeemable Preferred Stock and Warrant Unit offering (the "Unit Offering"). As of the end of February 2013, we had raised gross proceeds of approximately $26 million in the Unit Offering. The Series A Redeemable Preferred Stock terms allow for the holder to cause the Company to redeem these shares commencing two years following original issuance, subject to a declining redemption fee which is eliminated after year five. Upon receipt of a redemption request, we can pay the holder the stated value of these securities (less any applicable redemption fee) either in cash or in shares of our Common Stock that we plan to list for trading on NYSE MKT.

Throughout this time, the Board of Directors met regularly with management to monitor the market and potential capital raising opportunities that could become available to the Company. In late 2012, the Board of Directors began to work closely with management and Wunderlich Securities, Inc. to explore capital raising opportunities that would allow the Company to acquire three additional multifamily communities in an off market transaction, negotiated with the third party 95% indirect equity owner of the three communities, that would more than double the number of units owned and operated by the Company on what was believed to be an accretive basis to the Company's common stockholders. In December 2012, the Company, after receiving Board approval, commenced the offering of the Series B Preferred Stock, to institutional investors in a private placement offering, subject to approval of the conversion price for the Series B Preferred Stock. In January 2013, the Company completed the road show for the private placement and took the transaction to the Board of Directors to approve a conversion price for the Series B Preferred Stock.

Based on the orders placed by the institutional investors, the Board of Directors held lengthy discussions on the potential conversion prices and the potential effect on the Company. After these discussions, the Board of Directors concluded that a conversion price of $7.00 per share was the highest price the Company could obtain in order to attract the amount of subscriptions necessary to raise $40,000,000, which was the amount of capital necessary to fund the equity component for the acquisition and refinancing of all three targeted multifamily communities.

Summary of the Private Placement

On January 17, 2013, we entered into securities purchase agreements, dated as of January 16, 2013 (the "Securities Purchase Agreements"), with certain accredited investors (the "Investors"), pursuant to which, among other things, the Company sold 40,000 shares of Series B Preferred Stock in a private placement (the "Private Placement") to the Investors in exchange for aggregate cash consideration of $40,000,000. Each share of Series B Preferred Stock was sold to the Investors at an offering price of $1,000 per share. The Company paid an aggregate of approximately $2.5 million to Wunderlich Securities, Inc., Compass Point Research & Trading, LLC, and National Securities Corporation (collectively, the "Agents"), as compensation for service as the placement agents for the Private Placement and related expense reimbursements.

Use of the Net Proceeds of the Private Placement
The Company used the net offering proceeds of the Private Placement to acquire on January 23, 2013 three multifamily residential properties aggregating 928 apartment homes located in Atlanta, Georgia, Austin, Texas and suburban Raleigh, North Carolina (collectively, the "Acquired Communities"). Following the closings of these acquisitions, the multifamily communities have each been rebranded as "a Preferred Apartment Community."
Acquired Communities
Ashford Park. Ashford Park, located in Atlanta, Georgia, was completed in 1992 and consists of 408 apartment homes. We acquired Ashford Park for a purchase price of approximately $39.4 million, subject to customary post-closing pro rations. In connection with the acquisition of Ashford Park, we refinanced the existing first mortgage debt on Ashford Park with a portion of the net proceeds from the Private Placement and with a new loan of approximately $25.6 million originated by Prudential Multifamily Mortgage, Inc. The new financing is non-recourse, bears a fixed interest rate of 3.13% per annum and matures in February 2020. In addition, there are no guaranties of the new loan provided by the Company or the operating partnership.
McNeil Ranch. McNeil Ranch, located in Austin, Texas, was completed in 1999 and consists of 192 apartment homes. We acquired McNeil Ranch for a purchase price of approximately $21.0 million, subject to customary post-closing pro rations. In connection with the acquisition McNeil Ranch, we refinanced the existing first mortgage debt on McNeil Ranch with a portion of the net proceeds from the Private Placement and with a new loan of approximately $13.6 million originated by Jones Lang LaSalle Operations, L.L.C. The new financing is non-recourse, bears a fixed interest rate of 3.13% per annum and matures in February 2020. In addition, there are no guaranties of the new loan provided by the Company or the operating partnership.
Lake Cameron. Lake Cameron, located in suburban Raleigh, North Carolina, was completed in 1997 and consists of 328 apartment homes. We acquired Lake Cameron for a purchase price of approximately $30.4 million, subject to customary post-closing pro rations. In connection with the acquisition of Lake Cameron, we refinanced the existing first mortgage debt on Lake Cameron with a portion of the net proceeds the Private Placement and with a loan of approximately $19.8 million originated by Jones Lang LaSalle Operations, L.L.C. The new financing is non-recourse, bears a fixed interest rate of 3.13% per annum and matures in February 2020. In addition, there are no guaranties of the new loan provided by the Company or the operating partnership.
Stockholder Approval Requirements
Our Common Stock is listed on the NYSE MKT and as a result, we must comply with the rules and regulations of the NYSE MKT. Section 713 of the NYSE MKT Company Guide (the "Company Guide") requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of Common Stock, or securities convertible into Common Stock, at a price less than the greater of book or market value which equals 20% or more of the Common Stock outstanding before issuance. In addition, Section 713 of the Company Guide requires stockholder approval of a transaction that could potentially result in a change of control of a NYSE MKT listed company.
The approximately 5,714,274 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will exceed 20% of the number of shares of Common Stock outstanding. Based on the 5,323,605 shares of Common Stock outstanding on the record date for the Annual Meeting, following conversion of the Series B Preferred Stock, the percentage of Common Stock being issued compared to the number of currently outstanding shares of Common Stock is approximately 107%. Following the conversion, the holders of the Series B Preferred Stock will own, in the aggregate, approximately 51.8% of our Common Stock and current stockholders will own approximately 48.2% of our Common Stock. The $7.00 per share conversion price of the Series B Preferred Stock is greater than the per share book value of our Common Stock. The book value of our Common Stock was $5.68 per share based on our total stockholder's equity, less preferred equity, divided by the total number of shares of Common Stock outstanding as shown in our Annual Report on Form 10-K for the year ended December 31, 2012, our most recent public filing with the SEC. However, the $7.00 per share conversion price of the Series B Preferred Stock was less than $8.23, which was the closing price of our Common Stock as reported by NYSE MKT on January 16, 2013, the trading day immediately prior to the date we executed the Securities Purchase Agreements.
Consequences if the Proposal is Approved
Conversion of the Series B Preferred Stock into Common Stock. Each share of Series B Preferred Stock will automatically convert into shares of our Common Stock on the later of (a) the close of business on the fifth business day and (b) approval of the Company’s listing application for such shares of Common Stock by the NYSE MKT, in both cases, following the approval by the requisite holders of our Common Stock of the conversion of the Series B Preferred Stock into Common Stock. Assuming approval of this proposal, the number of shares of Common Stock to be issued upon such conversion will be determined by dividing (i) the $1,000 per share stated value; plus (ii) any accrued but unpaid dividends on the Series B Preferred Stock, by (iii) the conversion price then in effect. The initial conversion price of the Series B Preferred Stock is $7.00 per share. Accordingly, the conversion of the Series B Preferred Stock would result in the issuance of 5,714,274 shares of our Common Stock. If the shares of Series B Preferred Stock are not converted into Common Stock prior to May 16, 2013, then each share of Series B Preferred Stock will bear a dividend at the rate of 15.0% per annum on the stated value, payable quarterly.
Rights of Investors. If stockholder approval is received, the rights and privileges associated with our Common Stock issued upon the conversion of the Series B Preferred Stock will be identical to the rights and privileges associated with the Common Stock held by our existing common stockholders, including the right to vote on all matters presented to the holders of our Common Stock.
Dilution. If stockholder approval is received, the conversion of the Series B Preferred Stock would result in the issuance of 5,714,274 shares of our Common Stock. The issuance of 5,714,274 shares of our Common Stock would dilute existing stockholders of the Company. On the record date for the Annual Meeting, we had 5,323,605 shares of Common Stock issued and outstanding. Following conversion of the Series B Preferred Stock, the percentage of Common Stock being issued compared to the number of currently outstanding shares of Common Stock is approximately 107%. Following the conversion, the holders of the Series B Preferred Stock will own, in the aggregate, approximately 51.8% of our Common Stock and current stockholders will own approximately 48.2% of our Common Stock.
Elimination of Dividend and Liquidation Rights of Series B Preferred Stock. Upon stockholder approval and conversion of the Series B Preferred Stock, all shares of the Series B Preferred Stock will be cancelled. As a result, approval of the proposal will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series B Preferred Stock. See "Description of the Series B Preferred Stock."
Market Effects. The conversion of the Series B Preferred Stock may impact trading patterns and adversely affect the market price of our Common Stock. If significant quantities of our Common Stock that are issued upon conversion of the Series B Preferred Stock are sold (or if it is perceived that they may be sold) in the public market, the trading price of our Common Stock could be adversely affected.
Sarbanes-Oxley Compliance. Upon stockholder approval and conversion of the Series B Preferred Stock, and assuming a market price of our Common Stock on June 30, 2013 of greater than $6.79 per share, our public float will exceed $75 million and we will be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002 ("SOX") that will require our independent registered public accounting firm to attest to, and report on, management's assessment of our internal controls in connection with the audit of our financial statements for the year ended December 31, 2013. Being subject to Section 404(b) of SOX will increase outside oversight of our internal controls and should provide additional assurance to our stockholders that we do not have any weakness in our accounting and reporting processes. However, there will be a substantial increase in the amount of time and expense we incur to comply with these requirements. This increased time and expense could have an adverse impact on our financial condition.
S-3 Eligibility. Upon stockholder approval and conversion of the Series B Preferred Stock, and assuming a market price of our Common Stock of greater than $6.79 per share, our public float will exceed $75 million and we be eligible to file a registration statement with the SEC on Form S-3. We believe that Form S-3 eligibility will allow us access to a wider array of capital raising avenues outside of long-form registrations and private financing transactions. Access to additional capital may allow us more options to continue to grow the Company and increase the market capitalization of the Company.
Consequences if the Proposal is Not Approved
The Series B Preferred Stock Will Remain Outstanding. Unless stockholder approval is received or unless our stockholders approve a similar proposal at a subsequent meeting, the Series B Preferred Stock will remain outstanding in accordance with its terms.
Dividend Obligation Will Increase. Currently, on an as converted basis, and assuming a dividend rate equal to the per share dividend rate on our Common Stock for first quarter 2013, the holders of the Series B Preferred Stock will receive approximately an 8.3% dividend on their initial investment. If stockholder approval is not obtained and the Series B Preferred Stock is not converted into Common Stock, for the period beginning on May 16, 2013, each share of the Series B Preferred Stock will bear a dividend equal to 15.0% per annum. Such dividends will be cumulative from May 16, 2013 and will be payable quarterly in arrears.
Potential Market Effects. As with any dividend, there is no assurance that we will be able to pay the increased dividends on the Series B Preferred Stock and, if we are unable to pay such dividends as scheduled, the market perception could have a serious adverse impact on the price of our Common Stock. In addition, even if we are able to pay such dividends, we may not be able to continue to pay dividends on our Common Stock at the current rate which would likely have an adverse impact on the price of our Common Stock.
Restriction on Payment of Dividends. For as long as the Series B Preferred Stock remains outstanding, if full dividends payable on all outstanding shares of the Series B Preferred Stock have not been declared and paid, or declared and a sum sufficient for payment of those dividends been set aside, we will not be permitted to: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets, including dividends, on any of our junior securities, or (ii) repurchase, redeem, or acquire any of our junior securities, or (iii) repurchase, redeem, or acquire any parity securities, subject to limited exceptions. As of the date hereof, our Common Stock is the only class of junior securities of the Company that is outstanding and the Series A Preferred Stock is the only class of parity securities of the Company that is outstanding.
Liquidation Preference. For as long as the Series B Preferred Stock remains outstanding, such shares will retain a senior liquidation preference over shares of our Common Stock in connection with any liquidation of us and, accordingly, no payments will be made to holders of our Common Stock upon any liquidation of us unless the full liquidation preference on both the Series B Preferred Stock and the Series A Preferred Stock is paid.

No S-3 Eligibility. Without stockholder approval and conversion of the Series B Preferred Stock, we will remain ineligible to file a registration statement with the SEC on Form S-3 until we have a public float of more than $75 million. Without S-3 eligibility, our access to capital raising avenues outside of long-form registrations and private financing transactions is limited. Without additional ways to raise additional capital, we may be limited in our ability to continue to grow the Company and increase the market capitalization of the Company.
Description of the Series B Preferred Stock
The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock as listed in the Articles Supplementary (the "Articles Supplementary") filed by the Company with and accepted for recording by the State Department of Assessments and Taxation of Maryland. The Articles Supplementary are attached as Annex A to this Proxy Statement and are incorporated by reference herein. Stockholders are urged to read carefully the Articles Supplementary in its entirety. Although we believe this summary covers the material terms and provisions of the Series B Preferred Stock as contained in the Articles Supplementary, it may not contain all the information that is important to you.
Authorized Shares, Par Value and Liquidation Preference. We have designated 40,000 shares of our preferred stock as "Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock", par value $.01 per share, with a liquidation preference of $1,000 per share, plus accrued but unpaid dividends. All of the Series B Preferred Stock was issued in the Private Placement.
Mandatory Conversion. The Series B Preferred Stock will automatically convert into shares of our Common Stock on the later of (a) the close of business on the fifth business day and (b) approval of the Company’s listing application for such shares of Common Stock by the NYSE MKT, in both cases, following the approval by the requisite holders of our Common Stock of the conversion of the Series B Preferred Stock into Common Stock. Assuming approval of this proposal, the number of shares of Common Stock to be issued upon such conversion will be determined by dividing (i) the $1,000 per share stated value; plus (ii) any accrued but unpaid dividends on the Series B Preferred Stock, by (iii) the conversion price then in effect. The initial conversion price of the Series B Preferred Stock is $7.00 per share. The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments, including in connection with any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the Common Stock.
Dividends. The Series B Preferred Stock will bear a dividend, on an as converted basis, that mirrors any dividend payable on shares of Common Stock and also will be entitled to share in any other distribution made on the Common Stock on an as converted basis (other than dividends or other distributions payable in Common Stock), for the period beginning with any dividends and other distributions in respect of the first quarter of 2013. Any dividends or other distributions on the Series B Preferred Stock for the first quarter of 2013 will be paid, on an as converted basis, pro rata from January 16, 2013.

In addition, for the period beginning on May 16, 2013, but only to the extent that the Series B Preferred Stock remains outstanding during this period and subject to the preferential rights of holders of any shares of senior capital stock of the Company, each share of the Series B Preferred Stock will bear a dividend, when and as authorized by the Board of Directors, equal to the excess, if any, of (i) 15.0% per annum, minus (ii) any dividend or other distribution payable by the Company on the Series B Preferred Stock pursuant to the previous paragraph in respect of the applicable quarterly period. Such dividends shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day. If the Series B Preferred Stock is converted to Common Stock prior to May 16, 2013, then no additional dividends will be payable on the Series B Preferred Stock.

Ranking. The Series B Preferred Stock, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding-up of its affairs, ranks: (1) senior to all our Common Stock and all of the Company’s other capital stock issued in the future (other than the Company's Series A Redeemable Preferred Stock), unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock and, in the case of senior stock, the issuance of such senior stock is approved by the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock; and (2) on a parity with the Company's Series A Redeemable Preferred Stock.

Voting Rights. Other than the approval of any senior stock as described above, holders of the Series B Preferred Stock generally have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the holders of Series B Preferred Stock, voting as a single class with the holders of any other class or series of the Company’s preferred stock having similar voting rights, have the right to elect two additional directors to the Board of Directors. This right continues until all dividends accumulated on the Series B Preferred Stock have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each director elected by the holders of Series B Preferred Stock expires upon cure of the preferred dividend default.
Anti-dilution Provisions. The conversion price of the Series B Preferred Stock will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the Common Stock.
Redemption. The Series B Preferred Stock is redeemable by the Company, in whole or in part at any time and from time to time, at a redemption price per share of the Series B Preferred Stock equal to (i) if the redemption occurs on or prior to January 16, 2014, the greater of (A) 105% of the liquidation preference plus all accrued and unpaid dividends, and (B) 105% of the value of that number of shares of Common Stock into which such share of Series B Preferred Stock would have been convertible immediately prior to the day fixed for redemption, which value shall be calculated on the volume weighted average price of the Common Stock for the 20 trading days prior to the day fixed for redemption; or (ii) if the redemption occurs after January 16, 2014, the greater of (A) 100% of the liquidation preference plus all accrued and unpaid dividends; and (B) 100% of the value of that number of shares of Common Stock into which such share of Series B Preferred Stock would have been convertible immediately prior to the day fixed for redemption, which value shall be calculated on the volume weighted average price of the Common Stock for the 20 trading days prior to the day fixed for redemption.
Preemptive Rights. Holders of Series B Preferred Stock have no preemptive rights.
Reorganization. In the event of a reorganization transaction such as a merger, consolidation or similar transaction that is not approved by the holders of at least two-thirds of the shares of Series B Preferred Stock, the Company shall redeem the shares of Series B Preferred Stock at closing at the redemption price described above.
Registration. The Company has agreed to file a resale registration statement with the SEC by no later than April 15, 2013 for the purpose of registering the resale of the underlying shares of Common Stock into which the shares of Series B Preferred Stock are convertible (following stockholder approval of the conversion of the Series B Preferred Shares into shares of Common Stock) and to use its commercially reasonable efforts to have such registration statement declared effective with the SEC within 120 days of such filing.

CAPITALIZATION

The following table sets forth (a) our actual capitalization at December 31, 2012, (b) our capitalization as adjusted to reflect the issuance of 40,000 shares of Series B Preferred Stock in the Private Placement, after deducting estimated offering expenses, including selling commissions, payable by us and (c) our capitalization as adjusted to reflect the issuance of 5,714,274 shares of Common Stock upon the conversion of the Series B Preferred Stock based on a conversion price of $7.00.

	December 31 , 2012
	Actual	Adjusted if Proposal No. 2 is not approved	Adjusted if Proposal No. 2 is approved
	(unaudited)
Stockholders' equity:

Series A Redeemable Preferred Stock, par value $0.01 per share; 150,000 shares authorized and 19,762 issued and outstanding	$198	$198	$198
Series B Redeemable Preferred Stock, par value $0.01 per share; 40,000 shares authorized and 0 or 40,000 issued and outstanding	$ -	$400	$ -
Common Stock, par value $0.01 per share; 400,066,666 shares authorized and 5,288,444 issued and outstanding at December 31, 2012	$52,885	$52,885	$110,027
Additional paid-in-capital(1)	$59,412,744	$96,212,344	$96,155,602
Accumulated deficit	$(9,408,253)	$(9,408,253)	$(9,408,253)

Non-controlling interest	$1	$1	$1

Total equity	$50,057,575	$86,857,575	$86,857,575

(1)
Included in additional paid-in-capital for each column is the fair value of the Warrants that are included in the Units sold in the Unit Offering, which warrants were immediately separable from our Series A Redeemable Preferred Stock and which Warrants have, as of December 31, 2012, an aggregate estimated fair value of $273,655. As of December 31, 2012 there were 19,762 of such Warrants outstanding and each Warrant is potentially exercisable into 20 shares of our Common Stock, beginning one year after the date of issuance and expires four years after the date of issuance. The weighted average fair value of each Warrant is $13.85 (or approximately $0.69 on a per underlying share of Common Stock basis) and was calculated utilizing the Black-Scholes-Merton model with valuation assumptions as of December 31, 2012. The weighted average strike price of the Warrants outstanding at December 31, 2012 was approximately $9.47.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 3 – APPROVAL OF THE SECOND AMENDMENT TO THE 2011 STOCK INCENTIVE PLAN

Our Board of Directors recommends a vote FOR approving the Second Amendment to the 2011 Stock Incentive Plan to increase the aggregate number of shares of Common Stock that may be issued under the 2011 Stock Incentive Plan from 567,500 shares to 1,317,500 shares and extend the expiration date of the 2011 Stock Incentive Plan from December 31, 2013 to December 31, 2016

Amendment
On March 1, 2013, our Board adopted the Second Amendment to our 2011 Stock Incentive Plan, subject to approval by holders of our Common Stock. If approved by the holders of our Common Stock, this proposed amendment to the 2011 Stock Incentive Plan would increase the aggregate number of shares of our Common Stock that may be issued under the 2011 Stock Incentive Plan from 567,500 shares to 1,317,500 shares (an increase of 750,000 shares) and would extend the expiration date of the 2011 Stock Incentive Plan from December 31, 2013 to December 31, 2016.
Our Board has unanimously determined that this amendment is advisable and in the best interests of the Company and its stockholders, and has submitted the amendment to be voted on by the holders of our Common Stock at the Annual Meeting. Should stockholder approval of the Second Amendment not be obtained, the Second Amendment to the 2011 Stock Incentive Plan will not be implemented. The 2011 Stock Incentive Plan, however, will continue in effect and we may continue to grant awards thereunder.
A complete copy of the proposed Second Amendment to the 2011 Stock Incentive Plan is attached as Annex B to this Proxy Statement. A full copy of the 2011 Stock Incentive Plan is attached as Exhibit 10.2 to Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the us with the SEC on March 4, 2011 and a full copy of the First Amendment to the 2011 Stock Incentive Plan is attached as Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on November 7, 2011. A summary description of the material features of the 2011 Stock Incentive Plan is provided below. The statements made in this Proxy Statement regarding the Second Amendment to the 2011 Stock Incentive Plan should be read in conjunction with and are qualified in their entirety by reference to the terms of the Second Amendment to the 2011 Stock Incentive Plan attached to this Proxy Statement as Annex B.
Reasons for the 2011 Stock Incentive Plan Amendment
As of February 28, 2013, an aggregate of 432,625 shares of our Common Stock have either been issued or are subject to outstanding awards under the 2011 Stock Incentive Plan or are subject to awards of Class B Units of our operating partnership that may subsequently have shares of Common Stock issued under the 2011 Stock Incentive Plan, leaving only 134,875 shares available for future issuance under the 2011 Stock Incentive Plan. Given the Company's current plans to continue paying all director fees and officer compensation in equity-based compensation, our Board does not believe the Company has sufficient available shares reserved for issuance under the 2011 Stock Incentive Plan and needs to extend the expiration date and increase the number of shares authorized of the 2011 Stock Incentive Plan.
Our Board believes that increasing the aggregate number of shares of our Common Stock issuable under the 2011 Stock Incentive Plan as contemplated by the Second Amendment to the 2011 Stock Incentive Plan and the corresponding extension of the expiration date is essential to facilitate the Company's anticipated future growth by enabling it to attract and retain qualified officers and directors through equity participation in the Company. As discussed in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, our Board believes that our equity compensation program is directly linked to our business objectives of generating income for our stockholders and growing our market capitalization. For example:

•
While we do not pay our Named Executive Officers any cash compensation, our Compensation Committee may grant our Named Executive Officers equity awards intended to align their interests with those of our stockholders, thereby allowing our Named Executive Officers to share in the creation of value for our stockholders through stock appreciation and dividends.

•	These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company.

•	These awards further provide flexibility to us in our ability to enable our Manager and its affiliates to attract, motivate and retain talented individuals at our Manager and its affiliates.
Material Features of the 2011 Stock Incentive Plan
The description of the 2011 Stock Incentive Plan set forth below is a summary of the principal features of the 2011 Stock Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Stock Incentive Plan. The summary is qualified in its entirety by reference to the 2011 Stock Incentive Plan. A full copy of the 2011 Stock Incentive Plan is attached as Exhibit 10.2 to Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the us with the SEC on March 4, 2011 and a full copy of the First Amendment to the 2011 Stock Incentive Plan is attached as Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on November 7, 2011.

As of February 28, 2013 the closing price of our Common Stock on the NYSE MKT was $8.73 per share.

Term of the Stock Incentive Plan. Unless sooner terminated, the 2011 Stock Incentive Plan will currently expire on December 31, 2013. Any awards outstanding at the expiration of the term of the Stock Incentive Plan will continue in accordance with their terms. If this amendment is approved, the expiration date of the 2011 Stock Incentive Plan will be extended to December 31, 2016.

Types of Awards. The 2011 Stock Incentive Plan authorizes the grant of several types of stock-based awards, including incentive stock options, which we refer to in this section as ISOs, nonstatutory stock options, which we refer to in this section as NSOs, restricted stock, performance shares, stock appreciation rights, which we refer to in this section as SARs and other stock based awards. Our Compensation Committee has broad discretion with respect to the types of awards it may grant under the 2011 Stock Incentive Plan. The following are descriptions of some of the types of awards that may be granted:

•Stock Options. Our Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a 10% stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by our Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as a may be acceptable to the Compensation Committee. The exercise price of an option may not be reduced without stockholder approval.
•SARs. The Compensation Committee may grant SARs either with an option which may be exercised only at such times and to the extent the related option is exercisable ("Tandem SAR") or independent of a stock option ("Non-Tandem SAR"). A SAR is a right to receive a payment in common stock and/or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of common stock subject to a SAR may not be less than fair market value at the time of grant. The Compensation Committee may also grant "limited SARs," either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control (as defined in the 2011 Stock Incentive Plan) or such other event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter. The exercise price of a SAR may not be reduced without stockholder approval.
•Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Recipients of restricted stock are required to enter into a restricted stock agreement with the Company which states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals are substantially uncertain.
•Performance Shares. The Compensation Committee may award performance shares. A performance share is the equivalent of one share of Common Stock. The Compensation Committee will specify one or more performance criteria to meet within a specified period determined by the Compensation Committee at the time of grant. A minimum level of acceptable achievement may also be established by the Compensation Committee. If, by the end of the performance period, the specified performance goals have been achieved, the participant will be deemed to have earned the performance shares. To the extent earned, the performance shares will be paid to the recipient at the time and in the manner determined by the Compensation Committee in cash, shares of Common Stock or any combination thereof.
•Other Stock-Based Awards. The Compensation Committee may make a grant of such other stock-based awards (including, without limitation, unrestricted shares of common stock, shares of common stock in payment of amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate, stock equivalent units, restricted stock units, and deferred stock units) under the 2011 Stock Incentive Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Compensation Committee will determine the terms and conditions of any such other awards.

No Discount Stock Options. The 2011 Stock Incentive Plan prohibits the grant of a stock option with an exercise price less than the fair market value of the Company's stock on the date of grant.

Share and Award Limitations. Currently, we may issue up to 567,500 shares of our Common Stock under the 2011 Stock Incentive Plan, subject to adjustment for changes in our capital structure or a reorganization of the Company. If this amendment is approved, the number of shares that may be issued under the 2011 Stock Incentive Plan will be 1,317,500. Shares issued under the 2011 Stock Incentive Plan may be authorized and unissued shares, treasury shares or any combination of the two. Any shares subject to an award under the 2011 Stock Incentive Plan that are forfeited, settled for cash, repurchased, expire, or otherwise are terminated or settled without the issuance of such shares, are available for awards under the 2011 Stock Incentive Plan.

The maximum number of shares of Common Stock with respect to which any award of options, SARs or restricted stock that vests based on the achievement of performance goals that may be granted under the 2011 Stock Incentive Plan during any fiscal year to any eligible employee or consultant is 100,000 shares per type of award; however the maximum number of shares of Common Stock for all types of awards to any eligible employee or consultant is 250,000 shares during any fiscal year.

The maximum number of shares of Common Stock subject to any award of options (other than ISOs), SARs or other stock-based awards that may be granted under the 2011 Stock Incentive Plan during any fiscal year to any non-employee director is 75,000 shares per type of award; however, the maximum number of shares of Common Stock for types of awards covered under this paragraph to any non-employee director is 75,000 shares during any fiscal year.

There are no annual limits on the number of shares of Common Stock with respect to an award of restricted stock that is not subject to the attainment of specified performance goals to eligible employees or consultants. The maximum value at grant of performance shares which may be granted under the 2011 Stock Incentive Plan during any fiscal year is $500,000.

The individual maximum share limitations, the aggregate number of shares of common stock available for the grant of awards and the exercise price of an award in accordance with the 2011 Stock Incentive Plan may be adjusted by the Compensation Committee to reflect any change in our capital structure or business by reason of certain corporate transactions or events in accordance with the terms of the 2011 Stock Incentive Plan.

Administration. Unless and until our Board determines otherwise, the 2011 Stock Incentive Plan will be administered by our Compensation Committee. Determinations of the Compensation Committee will be final, conclusive, and binding on any interested person. Such determinations include such matters as selecting participants, determining the awards that will be made under the 2011 Stock Incentive Plan, interpreting 2011 Stock Incentive Plan provisions, and deciding the terms and conditions of any award.

Amendment. The 2011 Stock Incentive Plan may be amended by the Board. Amendments will be subject to stockholder approval if and to the extent required by applicable law, regulation, or rule.

Persons Eligible for Grants. Any eligible employee, officer, consultant, advisor or non-employee director of the Company or its affiliates will be eligible to be selected as a participant under the 2011 Stock Incentive Plan by the Compensation Committee, acting in its discretion. However, ISOs will be granted only to participants who are employees of Company or a subsidiary. As of February 28, 2013, there are no Company employees or consultants who are eligible to participate in the 2011 Stock Incentive Plan, however there are over 100 employees of the Company’s affiliates and five non-employee directors who are eligible to participate in the 2011 Stock Incentive Plan.
Change in Control. Unless otherwise determined by the Compensation Committee at the time of grant, awards subject to vesting and/or restrictions will vest in full upon a change in control and, in the discretion of the Compensation Committee, will be (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Common Stock paid in a change in control over the exercise price of the award(s), or (iii) cancelled if the price of the Common Stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.
In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Common Stock or assets, the Compensation Committee may elect to terminate all outstanding exercisable awards granted under the 2011 Stock Incentive Plan, except that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.
Transferability. Generally, awards granted under the 2011 Stock Incentive Plan are nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of NSOs at the time of grant or thereafter to certain family members.

Certain U.S. Federal Income Tax Consequences
The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2011 Stock Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change (possibly with retroactive effect), as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences (state, local and other tax consequences are not addressed below) to individuals who are citizens or residents of the other than those individuals who are taxed on a residence basis in a foreign country. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of Common Stock.
ISOs. In general, an employee will not realize taxable income upon either the grant or the exercise of an ISO and the Company will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the Common Stock received pursuant to the exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.
To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which ISOs are exercisable for the first time by an eligible employee during any calendar year under the 2011 Stock Incentive Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such options will be treated as NSOs. In addition, if the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or a recipient disposes of the Common Stock acquired upon exercise of the ISO within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code of 1986 (the "Code") (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).
NSOs. A recipient will not realize any taxable income upon the grant of a NSO and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a NSO, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.
All Options. With regard to both ISOs and NSOs, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); and (iii) in the event that the payment, exercisability or vesting of any award is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)), and such payment of an award, either alone or together with any other payments made to certain participants, constitute parachute payments under Code Section 280G, then subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.
Code Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its "covered employees" (generally, its chief executive officer and three other executive officers (other than its chief financial officer) whose compensation is disclosed in its proxy statement), subject to certain exceptions. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established objective performance goals established by a compensation committee that is comprised solely of two or more "outside directors", is not considered in determining whether a "covered employee’s" compensation exceeds $l,000,000. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period of time and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. Subject to stockholder approval of the Section 162(m) performance goals under the 2011 Stock Incentive Plan, it is intended that certain awards under the 2011 Stock Incentive Plan will satisfy these requirements so that the income recognized in connection with awards will not be included in a "covered employee’s" compensation for the purpose of determining whether such individual’s compensation exceeds $1,000,000.
Code Section 409A. Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2011 Stock Incentive Plan are anticipated to be exempt from the requirements of Code Section 409A, awards that are not exempt are intended to comply with Code Section 409A.
Miscellaneous. The 2011 Stock Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2011 Stock Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.
Future Plan Awards

Because future awards under the 2011 Stock Incentive Plan will be based upon prospective factors including the nature of services to be rendered and a participant’s potential contributions to the success of the Company or its affiliates, actual awards cannot be determined at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2013 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended December 31, 2011 and fees billed to or agreed to by us for the fiscal year ended December 31, 2012 by PricewaterhouseCoopers LLP for professional services rendered:

Fee Category	2012 Fees	2011 Fees
Audit fees(1)	$ 181,000	$ 150,586
Audit-related fees(2)	7,275	8,307
Tax fees(3)	58,441	61,084
All other fees(4)	26,673	159,001
Total Fees	$276,389	$378,978

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services related to an SEC comment letter on our 2011 Annual Report on Form 10-K.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and, if applicable, international tax compliance, tax advice and tax planning.

(4)
All other fees consist of reviews of our Registration Statement on Form S-11, as amended (Registration No. 333-176604), related to our Unit Offering, our Registration Statement on Form S-8 related to our 2011 Stock Incentive Plan, and our Registration Statement on Form S-11, as amended (Registration No. 333-183355), related to our follow-on Series A Redeemable Preferred Stock and Warrant Unit offering (which has not yet been declared effective by the SEC).

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of PricewaterhouseCoopers LLP for all audit or permissible non-audit services. All of the non-audit services for 2011 and 2012 were approved by the Audit Committee.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Leonard A. Silverstein
President and Chief Operating Officer

Date: March •, 2013

ANNEX A

PREFERRED APARTMENT COMMUNITIES, INC.
Articles Supplementary
Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock
PREFERRED APARTMENT COMMUNITIES, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors by duly adopted resolutions classified and designated 40,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock
1.Designation and Number. A series of Preferred Stock, designated the "Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of shares of the Series B Preferred Stock shall be 40,000.
2.Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:
(a)"NYSE MKT" shall mean the NYSE MKT stock exchange.
(b)"Person" shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.
(c)"Stated Value" shall mean $1,000.
(d)"Trading Day" shall mean, (i) if the Common Stock (as defined in the Charter) is listed or admitted to trading on the NYSE MKT, a day on which the NYSE MKT is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on the NYSE MKT but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
(e)"VWAP" shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the NYSE MKT during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the NYSE MKT for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.
3.Rank. The Series B Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series B Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with the Series A Preferred Stock (as defined in the Charter) and any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series B Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series B Preferred Stock (the "Senior Stock").

4.Dividends.
(a)    For the period beginning with any dividends and other distributions in respect of the first quarter of 2013, if the Corporation declares, pays or sets apart for payment any dividend or other distribution on any share of Common Stock (other than a dividend or other distribution payable in shares of Common Stock), then at the time such dividend or other distribution is declared, paid or set apart for payment, the Corporation shall simultaneously declare, pay or set apart for payment a dividend or other distribution on each issued and outstanding share of Series B Preferred Stock, with payment to be made (i) in the same form as is being made to the holders of Common Stock and (ii) in an amount as if such share of Series B Preferred Stock had been converted into shares of Common Stock pursuant to Section 8 but, in the case of any dividend or other distribution for the first quarter of 2013, computed pro-rata from the date of issuance of such share of Series B Preferred Stock. Such dividend or other distribution shall be payable to the holders of record of Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date designated by the Board of Directors for the payment of such dividend or other distribution.
(b)    For the period beginning on May 16, 2013, to the extent shares of Series B Preferred Stock remain outstanding and subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends equal to the excess, if any, of (i) 15.0% per annum of the Stated Value, minus (ii) any dividend or other distribution declared and payable by the Corporation pursuant to Section 4(a) on such holder’s issued and outstanding Series B Preferred Stock in respect of the applicable quarterly period. Such dividends on each share of Series B Preferred Stock shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on the Series B Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Such dividends shall be payable in arrears to holders of record of Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date (the "Dividend Record Date"). The term "business day" shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday. If the Series B Preferred Stock is converted into Common Stock prior to May 16, 2013 pursuant to Section 8, then no additional dividends shall be payable on the Series B Preferred Stock.
(c)    No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.
(d)    When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).
(e)    Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series B Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or other distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.
(f)    Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued

qualification of the Corporation as a real estate investment trust ("REIT") under Section 856 of the Code (as defined in the Charter).
5.Liquidation Preference.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference per share equal to the Stated Value (the "Liquidation Preference"), plus an amount per share equal to any accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of payment. Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference in full, plus an amount per share equal to all accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.
(b)    Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series B Preferred Stock and any Parity Stock shall not be entitled to share therein.
(c)    The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
(d)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock shall not be added to the Corporation’s total liabilities.
6.Optional Redemption.
(a)    The Series B Preferred Stock shall be redeemable by the Corporation, in whole or in part at any time and from time to time, at a redemption price per share of Series B Preferred Stock (the "Redemption Price") equal to (i) if the redemption occurs on or prior to the first anniversary of the issuance of the Series B Preferred Stock, the greater of (A) 105% of the Liquidation Preference plus all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), and (B) 105% of the value of that number of shares of Common Stock into which such share of Series B Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date; or (ii) if the redemption occurs after the first anniversary of the issuance of the Series B Preferred Stock, the greater of (A) 100% of the Liquidation Preference plus all accrued and unpaid dividends to and including the Redemption Date; and (B) 100% of the value of that number of shares of Common Stock into which such share of Series B Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date. In addition, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, the Series B Preferred Stock shall be subject to the provisions of Section 4.04 of the Charter. Pursuant to Section 4.04 of the Charter, and without limitation of any provisions of such Section 4.04, the Series B Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of each share of Series B

Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.
(b)    If full cumulative dividends on all outstanding shares of Series B Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series B Preferred Stock may be redeemed pursuant to this Section 6 unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series B Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock.
(c)    If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.
(d)    Notwithstanding anything that may be to the contrary elsewhere herein, in the event of any redemption pursuant to this Section 6, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the Redemption Price for such shares.
(e)    Upon the Corporation’s provision of written notice as to the Redemption Date, accompanied by a check in the amount of the Redemption Price to which each record holder of Series B Preferred Stock is entitled, the Series B Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series B Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.
(f)    In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price payable on the Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If less than all the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.
(g)    If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
(h)    Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series B Preferred Stock in the open market, by tender or by private agreement.
7.Mandatory Redemption. In the event of a reorganization transaction such as a merger, consolidation or similar transaction that is not approved by the holders of at least two-thirds of the shares of Series B Preferred Stock, the Corporation shall redeem the shares of Series B Preferred Stock at closing of such transaction at the Redemption Price described in Section 6 above.
8.Mandatory Conversion. As of the close of business on later of (a) the fifth business day, and (b) approval of the Corporation’s listing application for such shares of Common Stock by the NYSE MKT, in both cases, following the approval by the holders of the Common Stock of the conversion of the Series B Preferred Stock and the issuance of Common Stock upon such conversion, each share of the Series B Preferred Stock shall automatically convert into that number of shares of Common Stock equal to (i) the sum of the Stated Value and all accrued and unpaid dividends thereon; divided by (ii) $7.00 (as such dollar amount in this clause (ii) may be adjusted from time to time pursuant to Section 10, the "Conversion Price").

9.Status of Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed pursuant to Section 6 or Section 7, converted into Common Stock pursuant to Section 8 or otherwise acquired by the Corporation shall, after such redemption, conversion or other acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.
10.Adjustments.
(a)    If the Corporation shall, at any time or from time to time prior to conversion of shares of Series B Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification, recapitalization or other similar event affecting the Common Stock (other than any such event for which a dividend or distribution is made pursuant to Section 4(a) or for which a mandatory redemption is made pursuant to Section 7), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series B Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 10(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, combination or reclassification, recapitalization or other similar event, to the close of business on the day upon which such corporate action becomes effective.
(b)    No adjustment of the applicable Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.
11.Voting Rights.
(a)    Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth below.
(b)    If and whenever dividends on any shares of the Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is then entitled to similar voting rights (the "Voting Preferred Stock"), and the holders of shares of Series B Preferred Stock, voting as a single class with the holders of any other class or series of Voting Preferred Stock, shall be entitled to vote for the election of the two additional directors at (i) (A) the next regular meeting of the Corporation’s stockholders (if to be held within 90 days after the sixth missed dividend), or (B) upon the written request of holders of at least 51% of the shares of Series B Preferred Stock then outstanding, a special meeting of the Corporation’s stockholders to be called for that purpose within 90 days after the sixth missed dividend, and (ii) each subsequent annual meeting of the Corporation’s stockholders until all dividends in arrears on outstanding shares of Series B Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment. Directors so elected (the "Preferred Directors") shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. If, prior to the end of the term of any Preferred Director so elected and during the continuance of a default in dividends on the Series B Preferred Stock and/or Voting Preferred Stock, a vacancy in the office of such Preferred Director shall occur by reason of death, resignation or disability, such vacancy shall be filled by written consent of the Preferred Director remaining in office or, if there is no such remaining Preferred Director, by the affirmative vote or consent of a majority of the votes entitled to be cast by the holders of Series B Preferred Stock and Voting Preferred Stock, voting as a single class. Any Preferred Director may be removed at any time with or without cause by the affirmative vote or consent of, and shall not be removed otherwise than by the affirmative vote or consent of, a majority of the votes entitled to be cast by the holders of Series B Preferred Stock and Voting Preferred Stock, voting as a single class. The Preferred Directors shall each be entitled to one vote per director on any matter. If and whenever dividends in arrears on outstanding shares of the Series B Preferred Stock and any other shares of Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Stock and of such other Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of the Preferred Directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(c)    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a single class, shall be required to authorize, create, increase the number of or issue any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock or reclassify any of the outstanding Parity Stock or Junior Stock into shares of Senior Stock; provided, however, that no such vote of the holders of the Series B Preferred Stock shall be required if, at or prior to the time the authorization, creation, increase in the number of or issuance of any shares of Senior Stock or convertible security or the reclassification of Parity Stock or Junior Stock into any shares of Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series B Preferred Stock.
(d)    For the purposes of the foregoing provisions, each share of Series B Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class, then the Series B Preferred Stock and such other class or series shall have one vote per each $25.00 of stated liquidation preference.
SECOND: The shares of Series B Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of January, 2013.

ATTEST: By: /s/ Jeffrey R. Sprain Jeffrey R. Sprain Secretary	PREFERRED APARTMENT COMMUNITIES, INC. By: /s/ John A. Williams (SEAL) John A. Williams Chief Executive Officer

ANNEX B

SECOND AMENDMENT
TO THE
PREFERRED APARTMENT COMMUNITIES, INC.
2011 STOCK INCENTIVE PLAN

This SECOND AMENDMENT (this "Amendment") to the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan (as amended, the "Plan") is made effective as of March 1, 2013 (the "Effective Date"), with respect to all Awards (as defined in the Plan) outstanding as of such date and granted on or after such date, by Preferred Apartment Communities, Inc., a Maryland corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Plan was established by the Company effective as of February 25, 2011 and approved by the stockholders of the Company on February 25, 2011; and

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of shares that may be issued under the Plan and to extend the term of the Plan.

NOW, THEREFORE, pursuant to the authority reserved in Section 13.1 of the Plan, subject to the approval of this Amendment by the stockholders of the Company, the Plan is amended as follows:

1.The first sentence of Section 4.1(a) of the Plan is hereby amended and restated in its entirety as follows:

"The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 1,317,500 shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both."

2.	Article XVII of the Plan is hereby amended by deleting the phrase "December 31, 2013" and replacing it with "December 31, 2016".

Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer on Effective Date.

PREFERRED APARTMENT
COMMUNITIES, INC.

By:/s/ John A. Williams______________________
Name: John A. Williams
Title: Chief Executive Officer

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